Exhibit 10.1

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT

Dated as of May 28, 2021

among

HYSTER-YALE GROUP, INC.

as the Borrower,

HYSTER-YALE MATERIALS HANDLING, INC.

as Holdings,
BANK OF AMERICA, N.A.,
as Administrative Agent,
and
The Other Lenders Party Hereto
BANK OF AMERICA, N.A.,
CITIBANK, N.A., and
WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page

Article I
DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Other Interpretive Provisions	49
1.03 Accounting Terms	50
1.04 Rounding	51
1.05 Times of Day; Rates	51
1.06 Currency Equivalents Generally	51
1.07 Divisions	52
1.08 Existing Credit Agreement	52
1.09 Interest Rates	52
Article II
THE COMMITMENTS AND LOANS	52
2.01 The Term Loan	52
2.02 Borrowings, Conversions and Continuations of Loans	53
2.03 Prepayments	54
2.04 Termination of Commitments	58
2.05 Repayment of Loans	58
2.06 Interest	58
2.07 Fees	58
2.08 Computation of Interest and Fees	59
2.09 Evidence of Debt	59
2.10 Payments Generally; Administrative Agent’s Clawback	59
2.11 Sharing of Payments by Lenders	61
2.12 Designation of Unrestricted and Restricted Subsidiaries	62
2.13 Increase in Commitments	63
2.14 Refinancing Amendments	67
2.15 Defaulting Lenders	70
2.16 Extension of Loans	71
Article III
TAXES, YIELD PROTECTION AND ILLEGALITY	73
3.01 Taxes	73
3.02 Illegality	78
3.03 Inability to Determine Rates	78
3.04 Increased Costs; Reserves on Eurodollar Rate Loans	81
3.05 Compensation for Losses	82
3.06 Mitigation Obligations; Replacement of Lenders	83
i

3.07 Survival	83
Article IV
CONDITIONS PRECEDENT TO CLOSING AND FUNDING	83
4.01 Conditions to Closing and Funding	83
Article V
REPRESENTATIONS AND WARRANTIES	86
5.01 Existence, Qualification and Power	86
5.02 Authorization; No Contravention	86
5.03 Governmental Authorization; Other Consents	86
5.04 Binding Effect	87
5.05 Financial Statements; No Material Adverse Effect	87
5.06 Litigation	87
5.07 No Default	88
5.08 Ownership of Property; Liens; Investments	88
5.09 Environmental Compliance	88
5.10 Insurance	89
5.11 Taxes	89
5.12 ERISA Compliance	89
5.13 Subsidiaries; Equity Interests; Loan Parties	90
5.14 Margin Regulations; Investment Company Act	90
5.15 Disclosure	90
5.16 Compliance with Laws	90
5.17 Brokers	91
5.18 Intellectual Property; Licenses, Etc	91
5.19 Solvency	91
5.20 Reserved	91
5.21 Reserved	91
5.22 Labor Matters	91
5.23 Ranking	91
5.24 Reserved	91
5.25 OFAC	91
5.26 Anti-Corruption Laws	91
5.27 Affected Financial Institutions	92
5.28 Plan Assets	92
Article VI
AFFIRMATIVE COVENANTS	92
6.01 Financial Statements	92
6.02 Certificates; Other Information	92
6.03 Notices	94
6.04 Payment of Obligations	95
6.05 Preservation of Existence, Etc	95

6.06 Maintenance of Properties	95
6.07 Maintenance of Insurance	95
6.08 Compliance with Laws	95
6.09 Books and Records	96
6.10 Inspection Rights	96
6.11 Use of Proceeds	96
6.12 Covenant to Guarantee Obligations and Give Security	96
6.13 Compliance with Environmental Laws	98
6.14 Further Assurances	98
6.15 Anti-Corruption Laws	98
6.16 Maintenance of Debt Ratings	99
Article VII
NEGATIVE COVENANTS	99
7.01 Liens	99
7.02 Indebtedness	100
7.03 Investments	103
7.04 Fundamental Changes	104
7.05 Dispositions	105
7.06 Restricted Payments	106
7.07 Change in Nature of Business	107
7.08 Transactions with Affiliates	107
7.09 [Reserved]	107
7.10 Use of Proceeds	107
7.11 Amendments of Organization Documents	107
7.12 Prepayments, Etc. of Subordinated Indebtedness	107
7.13 Amendment, Etc. of Subordinated Indebtedness	108
7.14 Sanctions	108
7.15 Anti-Corruption Laws	108
Article VIII
EVENTS OF DEFAULT AND REMEDIES	108
8.01 Events of Default	108
8.02 Remedies upon Event of Default	110
8.03 Application of Funds	111
Article IX
ADMINISTRATIVE AGENT	112
9.01 Appointment and Authority	112
9.02 Rights as a Lender	112
9.03 Exculpatory Provisions	112
9.04 Reliance by Administrative Agent	114
9.05 Delegation of Duties	114
9.06 Resignation of Administrative Agent	114

9.07 Non-Reliance on Administrative Agent and Other Lenders	115
9.08 No Other Duties, Etc	116
9.09 Administrative Agent May File Proofs of Claim; Credit Bidding	116
9.10 Collateral and Guaranty Matters	118
9.11 Secured Cash Management Agreements and Secured Hedge Agreements	119
9.12 Certain ERISA Matters	119
9.13 Recovery of Erroneous Payments	120
Article X
CONTINUING GUARANTY	120
10.01 Guaranty	120
10.02 Rights of Lenders	121
10.03 Certain Waivers	121
10.04 Obligations Independent	122
10.05 Subrogation	122
10.06 Termination; Reinstatement	122
10.07 Subordination	122
10.08 Stay of Acceleration	122
10.09 Condition of Borrower	122
10.10 Keepwell	123
Article XI
MISCELLANEOUS	123
11.01 Amendments, Etc	123
11.02 Notices; Effectiveness; Electronic Communications	125
11.03 No Waiver; Cumulative Remedies; Enforcement	127
11.04 Expenses; Indemnity; Damage Waiver	127
11.05 Payments Set Aside	130
11.06 Successors and Assigns	130
11.07 Treatment of Certain Information; Confidentiality	135
11.08 Right of Setoff	136
11.09 Interest Rate Limitation	137
11.10 Counterparts; Integration; Effectiveness	137
11.11 Survival of Representations and Warranties	138
11.12 Severability	138
11.13 Replacement of Lenders	138
11.14 Governing Law; Jurisdiction; Etc	139
11.15 WAIVER OF JURY TRIAL	140
11.16 No Advisory or Fiduciary Responsibility	140
11.17 Reserved	141
11.18 USA PATRIOT Act	141
11.19 Acknowledgment and Consent to Bail-In of Affected Financial Institutions	141

11.20 Acknowledgement Regarding Any Supported QFCs	142
11.21 ENTIRE AGREEMENT	143

Schedules

Schedule 1.01(A)    Financial Institutions
Schedule 2.01        Additional Restatement Effective Date Loan Commitments
Schedule 2.12        Unrestricted Subsidiaries
Schedule 5.06        Litigation
Schedule 5.09        Environmental Matters
Schedule 5.13        Subsidiaries; Loan Parties
Schedule 5.22        Labor Matters
Schedule 7.01        Existing Liens
Schedule 7.02        Existing Indebtedness
Schedule 7.03        Existing Investments
Schedule 7.05        Dispositions
Schedule 11.02    Administrative Agent’s Office; Certain Addresses for Notices

Exhibits

Exhibit A        Form of Loan Notice
Exhibit B        Form of Note
Exhibit C        Form of Compliance Certificate
Exhibit D        Form of Assignment and Assumption
Exhibit E        Form of Guaranty
Exhibit F        Form of Security and Pledge Agreement
Exhibit G-1        Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are
            Not Partnerships for U.S. Federal Income Tax Purpose
Exhibit G-2        Form of U.S. Tax Compliance Certificate For Foreign Participants That                 Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-3        Form of U.S. Tax Compliance Certificate For Foreign Participants That                 Are Partnerships For U.S. Federal Income Tax Purpose
Exhibit G-4        Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are                 Partnerships For U.S. Federal Income Tax Purposes
Exhibit H        Form of Solvency Certificate
Exhibit I        Form of Intercreditor Reaffirmation
v

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT
This AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT (“Agreement”) is entered into as of May 28, 2021, among HYSTER-YALE GROUP, INC., a Delaware corporation (the “Borrower”), HYSTER-YALE MATERIALS HANDLING, INC., a Delaware corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.
PRELIMINARY STATEMENTS:
WHEREAS, on the Original Closing Date, a credit agreement (the “Existing Credit Agreement”) was entered into among the Borrower, Holdings, the Lenders party thereto and Bank of America, N.A., as the Administrative Agent;
WHEREAS, the Borrower has requested that the Lenders provide a term loan facility in the initial principal amount of $225,000,000, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.
WHEREAS, the proceeds of the Loans borrowed on the Restatement Effective Date will be used by the Borrower: (i) to finance the repayment of all amounts outstanding under the Existing Credit Agreement, (ii) to finance the repayment of certain other existing debt obligations, (iii) for ongoing working capital and other general corporate purposes and (iv) to pay the transaction costs;
WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement in its entirety;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I

DEFINITIONS AND ACCOUNTING TERMS
I.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“ABL Agent” means Bank of America in its capacity as administrative agent and collateral agent under the ABL Facility, and any successor thereto.
“ABL Credit Agreement” means that certain Amended and Restated Loan, Security and Guaranty Agreement, dated as of April 28, 2016, as amended, among the Borrower, certain Affiliates of the Borrower, the ABL Agent and the lenders from time to time party thereto, as may be further amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part (whether with the original administrative agent and lenders or other agents and lenders or otherwise and whether provided under the original ABL Credit Agreement or another credit agreement, indenture, instrument, other document or otherwise, unless such credit agreement, indenture, instrument or document expressly provides that it is not an ABL Credit Agreement), in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.
“ABL Documents” means, collectively, the ABL Credit Agreement and all other documents, agreements and instruments executed and delivered in connection therewith, and any refinancing thereof, in each case, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time, in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.
“ABL Facility” means the credit facilities under the ABL Credit Agreement or any amendment, supplement, modification, substitution, replacement, restatement or refinancing thereof, in whole or in part, in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.
“ABL Priority Collateral” has the meaning specified in the Intercreditor Agreement.
“Accounting Changes” means, with respect to any Person, changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions).
“Acquisition” means, with respect to any Person, any acquisition, whether by purchase, merger, amalgamation or otherwise, by such Person of (a) Equity Interests of any other Person if, after giving effect to the acquisition of such Equity Interests, such other Person would be a Subsidiary of such Person, (b) all or substantially all of the assets of any other Person or (c) assets constituting one or more business units, lines of business or division of any other Person.
“Additional Junior Lien Intercreditor Agreement” shall mean an intercreditor agreement among the Collateral Agent and one or more Junior Representatives for holders of Permitted Junior Debt (or Permitted Refinancing Indebtedness in respect thereof) providing that, inter alia, the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Parties) shall be senior to such Liens in favor of the Junior Representatives (for the benefit of the holders of Permitted Junior Debt (or Permitted Refinancing Indebtedness in respect thereof)), as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. Any Additional Junior Lien Intercreditor Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
“Additional Lender” has the meaning assigned to such term in Section 2.13(b).
“Additional Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement among the Collateral Agent and one or more Pari Passu Representatives for holders of Permitted Pari Passu Notes or Permitted Pari Passu Loans (or Permitted Refinancing Indebtedness in

respect thereof) providing that, inter alia, the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Parties) shall be pari passu with such Liens in favor of the Pari Passu Representatives (for the benefit of the holders of Permitted Pari Passu Notes or Permitted Pari Passu Loans (or Permitted Refinancing Indebtedness in respect thereof)), as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. Any Additional Pari Passu Intercreditor Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
“Additional Restatement Effective Date Lender” means a Lender with an Additional Restatement Effective Date Loan Commitment.
“Additional Restatement Effective Date Loan” means a Loan that is made pursuant to the second sentence of Section 2.01 on the Restatement Effective Date.
“Additional Restatement Effective Date Loan Commitment” means, as to each Additional Restatement Effective Date Lender, its obligation to make Additional Restatement Effective Date Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 (which represents an amount equal to $225,000,000 minus the aggregate principal amount of all Exchanged Loans), it being understood that after the funding of the Additional Restatement Effective Date Loans on the Restatement Effective Date pursuant to Section 2.01, the Additional Restatement Effective Date Loan Commitment of each Lender shall be zero.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied from time to time by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” has the meaning specified in the introductory paragraph hereto.

“AHYDO Payment” means any payment required to be made under the terms of Indebtedness to the extent necessary to avoid the application of Section 163(e)(5) of the Code to such Indebtedness.
“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate margins, original issue discount (“OID”), upfront fees and any LIBOR floor greater than 0.50% per annum (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Rate), or otherwise, in each case as reasonably determined by the Administrative Agent; provided that OID and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated weighted average life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, commitment fees, structuring fees, underwriting fees, amendment fees or similar fees paid or payable to the applicable lenders or arrangers (or their affiliates) for such Indebtedness or any other fees not payable generally to all of the lenders providing such Indebtedness.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) represented by the principal amount of such Lender’s Loans at such time in relation to the Facility.
“Applicable Rate” means, at any time from and after the Restatement Effective Date, 2.50% per annum for Base Rate Loans and 3.50% per annum for Eurodollar Rate Loans.
“Approved Floorplan and Factoring Facilities” means one or more floorplan and factoring facilities provided to certain Foreign Subsidiaries.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Bank of America, N.A. (or any of its designated affiliates), Citibank, N.A. and Wells Fargo Securities, LLC, in their capacity as joint lead arrangers and joint bookrunners.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent in accordance with Section 11.06, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, subject to Section 1.03.
“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2020, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.
“Available Amount” means, on any date (the “Determination Date”), an amount equal to:
1(1)the sum of, without duplication:
(a)$15,000,000;
(b)an amount (which may not be less than zero) equal to 50% (or 0%, if negative) of Consolidated Net Income for the period (taken as one accounting period) beginning on April 1, 2021 to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of the Determination Date; plus
(c)100% of the aggregate net proceeds, including cash and the fair market value of property other than cash received by Holdings after the Restatement Effective Date (A) as a contribution to its common equity capital or (B) from the issue or sale of the Equity Interests of Holdings (other than Disqualified Equity Interests), plus
(d)100% of the aggregate amount of proceeds, including cash and the fair market value of property other than cash received by Holdings or a Restricted Subsidiary of Holdings from (A) the sale or disposition (other than to Holdings or a Restricted Subsidiary of Holdings) of Investments made after the Restatement Effective Date the permissibility of which was contingent upon the utilization of the Available Amount and from repayments, repurchases and redemptions of such Investments from Holdings and its Restricted Subsidiaries by any Person (other than Holdings or its Restricted Subsidiaries); (B) a return, profit, distribution or similar amounts from an Investment made after the Restatement Effective Date the permissibility of which was contingent upon the utilization of the Available Amount, to the extent that such amounts were not otherwise included in Consolidated Net Income for such period, (C) the sale (other than to Holdings or its Restricted Subsidiaries) of the Equity Interests of an Unrestricted Subsidiary; (D) a distribution or dividend from an Unrestricted Subsidiary, to the extent that such amounts were not otherwise included in Consolidated Net Income for such period; and (E) any Investment that was made after the Restatement Effective Date in a Person that is not a subsidiary at such time that subsequently becomes a Restricted Subsidiary of Holdings; plus
(e)in the event that any Unrestricted Subsidiary of Holdings designated as such in reliance on the Available Amount after the Restatement Effective Date is redesignated as a Restricted Subsidiary or has been merged or consolidated with or into or transfers or conveys its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings, the fair market value of the Investment of Holdings and the Restricted Subsidiaries in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (limited to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary constituted an Investment not made entirely in reliance on the Available Amount, to the percentage of such fair market value that is proportional to the portion of such Investment that was made in reliance on the Available Amount); plus
(f)the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Equity Interests, in each case, of Holdings or any Restricted Subsidiary issued after the Closing Date that, in each case, has been converted into or exchanged for Equity Interests in Holdings that do not constitute Disqualified Equity Interests;
1(2)minus the sum of, without duplication:
(a)the aggregate amount of all Restricted Payments made by Holdings and its Restricted Subsidiaries pursuant to Section 7.06(f) on or after the Restatement Effective Date and on or prior to the Determination Date; plus
(b)the aggregate amount of all Investments made by Holdings and its Restricted Subsidiaries pursuant to Section 7.03(m) on or after the Restatement Effective Date and on or prior to the Determination Date.
1“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate applicable to a Eurodollar Rate Loan with an Interest Period of one month plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means:
1(1)for purposes of Section 3.03(c)(i), the first alternative set forth below that can be determined by the Administrative Agent:
(a)the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration, or
(b)the sum of: (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points) (in the case of monthly payment periods) or 0.26161% (26.161 basis points) (in the case of quarterly payment periods);
2provided that, if initially LIBOR is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and
1(2)for purposes of Section 3.03(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
3provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (Error! Reference source not found. would be less than 0.50%, the Benchmark Replacement will be deemed to be 0.50% for the purposes of this Agreement and the other Loan Documents.
4Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
5“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bolzoni Entities” means (a) Bolzoni Holding S.p.A., a corporation organized under the laws of Italy, and (b) Bolzoni S.p.A., a corporation organized under the laws of Italy, and each of its Subsidiaries.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases, subject to Section 1.03.
“Cash Equivalents” means:
(a)    marketable direct obligations issued or unconditionally guaranteed by the U.S. government and backed by the full faith and credit of the U.S. government;
(b)    repurchase agreements on obligations of the type specified in clause (a) above with respect to which, at the time of acquisition, the senior long-term debt of the party agreeing to repurchase such obligations is rated AAA (or better) by S&P or Aaa (or better) by Moody’s;
(c)    domestic and eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the U.S., any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s;
(d)    commercial paper of U.S. and foreign banks and bank holding companies and their subsidiaries and U.S. and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s;
(e)    marketable direct obligations of any state of the U.S. or any political subdivision of any such state given on the date of such investment the highest credit rating by Moody’s and S&P; or

(f)    securities of money market funds rated Am (or better) by S&P or A (or better) by Moody’s; provided, that the maturities of any such Cash Equivalents referred to in clauses (a), (c), (d) and (e) shall not exceed 270 days.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that either (a) at the time it enters into a Cash Management Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent or (b) is a party to a Cash Management Agreement at the time it (or its applicable Affiliate) becomes a Lender or the Administrative Agent (either on the Restatement Effective Date or thereafter as an Eligible Assignee), in each case in its capacity as a party to such Cash Management Agreement.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“CFC” means a Person that is a controlled foreign corporation within the meaning of Section 957 of the Code.
“CFC Holdco” means a Domestic Subsidiary substantially all of the assets of which consist of Equity Interests of, or Indebtedness owing from, one or more Subsidiaries that are CFCs or CFC Holdcos.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following:
(a)    any Person or group of Persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934) other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the

Securities Exchange Act of 1934), either directly or indirectly, of thirty-three percent (33%) or more of the total voting power of the outstanding voting Equity Interests of Holdings; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the voting Equity Interests of Holdings than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings; or
(b)    one hundred percent (100%) of the Equity Interests of the Borrower ceasing to be owned (directly or indirectly) by Holdings.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all of the “Collateral” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral and Guarantee Requirement” means, at any relevant time of determination (subject to the time periods for satisfaction thereof set forth in this Agreement and the other Loan Documents if applicable), any or all of the following (as applicable):
(a)    each Material Domestic Subsidiary of Holdings (other than an Excluded Subsidiary) shall have executed and delivered to the Administrative Agent a Guaranty and Holdings shall be party to the Guaranty contained in Article X;
(b)    each Loan Party shall have executed and delivered to the Administrative Agent (i) the Security and Pledge Agreement, with respect to (A) all or substantially all of its assets other than Excluded Assets and (B) the Equity Interests in its first tier Subsidiaries (limited in the case of pledges of CFCs, CFC Holdcos and Bolzoni Holdings LLC to 65% of the total outstanding voting Equity Interests and 100% of any non-voting Equity Interests), other than Excluded Assets, (ii) if applicable, an Intellectual Property Security Agreement, and (iii) such other Collateral Documents as may be reasonably required to satisfy this Collateral and Guarantee Requirement and effectuate the intent of the parties with respect to the grant of Collateral;
(c)    the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Owned Real Property duly executed and delivered by the record owner of such Material Owned Real Property (together with UCC fixture filings if reasonably requested by the Administrative Agent), (ii) a policy or policies of title insurance in the amount equal to the fair market value of such Mortgaged Property and fixtures, as determined by the Borrower in its reasonable discretion, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”) insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such customary endorsements as the Administrative Agent may reasonably request, together with evidence reasonably satisfactory to the Administrative Agent of payment of all expenses and premiums of the Title Company and all other sums required in connection with the issuance of each title policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the appropriate real estate records, (iii) such affidavits, certificates, information (including financial data and environmental reports) and instruments of indemnification as shall be reasonably required as determined by the Borrower to induce the Title Company to issue the title policies and endorsements contemplated above and which are reasonably requested by such Title Company, (iv) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party relating to such Mortgaged Property), (v) [reserved], (vi) to the extent in the possession of any applicable Loan Party, an ALTA survey for each such Mortgaged Property, together with an affidavit of no change, if applicable, in favor of the Title Company, and (vii) an opinion letter delivered by local counsel in the jurisdiction in which such Mortgaged Property is located with respect to the validity and enforceability of the applicable Mortgage and containing such customary opinions of local counsel reasonably requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent;
(d)    to the extent required to be delivered pursuant to the terms of the applicable Collateral Documents (giving effect to the Intercreditor Agreement), the Administrative Agent shall have received all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s (on behalf of the Secured Parties) security interest in the Collateral;
(e)    all (i) certificates (including certificates representing Equity Interests and powers in blank with respect thereto), agreements, documents and instruments, including UCC financing statements and intellectual property filings, required by the Collateral Documents or Applicable Law to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement” (giving effect to the Intercreditor Agreement) shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording and (ii) Taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents shall have been paid;
(f)    in the case of any of the foregoing executed and delivered after the Original Closing Date, to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received documents, Organization Documents, certificates, resolutions and opinions of the type referred to in Section 4.01(a) with respect to each such Person and its Guarantee and/or provision and perfection of Collateral;
(g)    in connection with any of the foregoing, the Administrative Agent shall have been provided such lien searches and ownership searches (including in respect of intellectual property) as may be reasonably requested by the Administrative Agent; and
(h)    the Administrative Agent shall have received copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing insurance meeting the requirements set forth herein or in the Collateral Documents;
provided that the Collateral shall not include, and the Collateral and Guarantee Requirement shall not require, any of the following: (i) any filings or other action in any jurisdiction outside of the United States, or required by the Laws of any jurisdiction outside of the United States to create or perfect any security interest outside the United States, including any intellectual property registered in any jurisdiction outside the United States, (ii) control agreements or other control or similar arrangements with respect to deposit accounts, securities accounts or other assets requiring perfection by control (but not, for the avoidance of doubt, control by possession, including of certificated Equity Interests), (iii) all leasehold interests in real property (and in no event shall any landlord waivers be required), (iv) any Mortgages on any real property other than Material Owned Real Property or that contains improvements located in an area determined by the Federal Emergency Management Agency to have special flood hazards, (v) Equity Interests (1) in any Immaterial Subsidiary (including any Subsidiary of Holdings that is engaged solely in retail operations to the extent such Subsidiary is not a Material Domestic Subsidiary) to the extent a security interest therein cannot be perfected by filing of a UCC-1 financing statement, (2) in any Unrestricted Subsidiary, (3) in any Person (other than the Borrower and wholly-owned Restricted Subsidiaries of the Borrower) to the extent and for so long as the pledge thereof in favor of the Collateral Agent is not permitted by the terms of such Person’s joint venture agreement or other applicable Organization Documents; provided that such prohibition exists on the Restatement Effective Date or at the time such Equity Interests are acquired (so long as such prohibition did not arise in contemplation of the Restatement Effective Date or such acquisition) other than to the extent rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Law or principles of equity, or (4) constituting voting equity interests in excess of 65% of the total outstanding voting equity interests of CFCs, CFC Holdcos and Bolzoni Holdings LLC, (vi) any deposit account used exclusively for payroll, payroll taxes or employee benefits, trust or escrow accounts, in each case, to the extent maintained solely for the benefit of unaffiliated third parties that are not Loan Parties, (vii) any asset if and only for so long as the grant of a security interest or Lien under this Agreement is prohibited or restricted by applicable Law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of such Loan Party therein pursuant to applicable Law other than to the extent rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Law or principles of equity, (viii) any lease, license, contract or agreement or any rights or interests thereunder, or property subject to a purchase money security interest, Capitalized Lease obligation or similar arrangement permitted to be incurred under this Agreement, if and only for so long as the grant of a security interest or Lien under this Agreement would constitute or result in a breach, termination or default under, or create a right of termination in favor of any other party (other than a Loan Party) to, any such lease, license, contract or agreement or purchase money arrangement, Capitalized Lease or similar arrangement (in each case other than to the extent rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Law or principles of equity), (ix) “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” filing to the extent, if any, that and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under federal law, (x) accounts receivable and related assets sold pursuant to any receivables factoring, discounting facility, receivables assignment facility or other supply chain finance arrangement permitted hereunder, and (xi) assets to the extent a security interest in such assets would result in material adverse tax consequences (including, without limitation, as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), or material adverse regulatory consequences, in each case, as reasonably determined by the Borrower and notified to the Administrative Agent (and any assets not required to be granted or pledged pursuant to this proviso shall be referred to as “Excluded Assets”); provided that (1) such asset will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become Collateral, immediately and automatically, at such time and for so long as such consequences will no longer result and (2) no asset shall be an Excluded Asset if it constitutes collateral security granted by Holdings or a Domestic Subsidiary (other than (x) collateral security granted by a CFC Holdco or any direct or indirect Subsidiary of a Subsidiary that is a CFC or (y) greater than 65% of the equity interests of a Subsidiary that is a CFC) in respect of the ABL Facility. The Administrative Agent may grant extensions of time for, or exceptions to, the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Restricted Subsidiary (including extensions beyond the Restatement Effective Date or in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Restatement Effective Date) where it determines that such action cannot be accomplished without undue effort, expense or detriment.
“Collateral Documents” means, collectively, the Security and Pledge Agreement, the Intellectual Property Security Agreements, the Mortgages, any other collateral assignments, joinders, supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower or convert Existing Loans pursuant to Section 2.01, it being understood that after the funding and exchange of the Loans on the Restatement Effective Date pursuant to Section 2.01, the Commitment of each Lender shall be zero.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communication” has the meaning specified in Section 11.10.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, but without duplication, the aggregate amount of (i) non-cash expense relating to stock compensation; (ii) depreciation and amortization expense, (iii) Consolidated Interest Expense, (iv) foreign, federal, state and local income taxes, (v) extraordinary losses, (vi) equity in losses of unconsolidated Restricted Subsidiaries and Affiliates, (vii) accruals for long-term deferred compensation (net of cash payments of deferred compensation accrued in prior periods), (viii) losses from minority interests in Affiliates, (ix) non-cash charges and expenses incurred outside of the Ordinary Course of Business (including the cumulative effect of any Accounting Changes but excluding any non-cash charge that relates to the write-down or write-off of accounts or inventory), provided that if any such non-cash charges or expenses represent(s) an accrual or reserve for potential cash items in any future period the cash payment thereof in such future period shall be subtracted from Consolidated EBITDA during such period, (x) non-cash expenses relating to the mark to market provision for derivative instruments, (xi) cash receipts related to the termination of any derivative instrument that, as of the end of the prior period, had a net gain since the inception of such derivative instrument, (xii) cash dividends or distributions received from joint ventures in which Holdings or the Borrower directly or indirectly own a minority interest, (xiii) [reserved], (xiv) [reserved], (xv) transaction costs and expenses associated with the incurrence of the Loans on the Restatement Effective Date and transaction costs and expenses associated with any amendment, amendment and restatement or other modification of the ABL Credit Agreement, and (xvi) costs associated with any Permitted Acquisition or Permitted Investment (whether or not consummated) in an aggregate amount not to exceed $10,000,000 in any four fiscal quarter period, minus (c) to the extent included in determining Consolidated Net Income for such period, but without duplication, (i) non-cash income relating to stock compensation, (ii) extraordinary gains, (iii) equity in earnings of unconsolidated Restricted Subsidiaries and Affiliates for such period, (iv) income from minority interests in Affiliates (other than cash dividends or distributions received from joint ventures in which Holdings directly or indirectly owns a minority interest), (v) non-cash gains outside of the Ordinary Course of Business (including the cumulative effect of any Accounting Changes), (vi) non-cash income relating to the mark to market provision for derivative instruments, and (vii) cash payments related to the termination of any derivative instrument that, as of the end of the prior period, had a net loss since the inception of such derivative instrument.
“Consolidated First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated First Lien Secured Indebtedness as of such date to (ii) Consolidated

EBITDA of Holdings and its Restricted Subsidiaries for the most recently completed Measurement Period.
“Consolidated First Lien Secured Indebtedness” means, as of any date of determination, (i) the sum of all Consolidated Funded Indebtedness as of such date that is secured by a Lien on any assets of Holdings or any of its Restricted Subsidiaries less (ii) the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries at such time that is secured solely by Liens on assets of Holdings or its Restricted Subsidiaries that are junior to the Liens securing the Obligations (for the avoidance of doubt, obligations in respect of the ABL Facility shall be deemed Consolidated First Lien Secured Indebtedness and shall not be excluded pursuant to this clause (ii)), less (iii) the aggregate amount of (a) unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries and (b) Permitted Restricted Cash.
“Consolidated Funded Indebtedness” means, with respect to any Loan Party and its Restricted Subsidiaries, without duplication, its (a) Indebtedness that (i) arises from the lending of money by any Person to such Loan Party or such Restricted Subsidiary, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, or (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business); (b) Capitalized Leases; (c) unreimbursed amounts with respect to letters of credit; and (d) guarantees of any Indebtedness of the foregoing types owing by another Person; provided that Consolidated Funded Indebtedness shall not include (x) amounts owing under the Financing Agreements or (y) the Maximal Forklift Purchase Price Obligations.
“Consolidated Interest Expense” means, for any period, all as determined in conformity with GAAP, (a) total interest expense, whether paid or accrued (without duplication) (including the interest component of Capitalized Lease obligations), of Holdings and its Restricted Subsidiaries on a consolidated basis, including, without limitation, all recurring bank loan fees and commissions, discounts and other fees and charges owed with respect to letters of credit, but excluding, however, amortization of discount, interest paid in property other than cash or any other interest expense not payable in cash, plus (b) any net payments made during such period under Swap Contracts providing interest rate protection minus (c) any net payments received during such period under Swap Contracts providing interest rate protection, plus (d) to the extent deducted in determining Consolidated Interest Expense, any interest income.
“Consolidated Net Income” means, for any period, the net earnings (or loss) after taxes of Holdings and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.
“Consolidated Secured Indebtedness” means, as of any date of determination, (i) the sum of all Consolidated Funded Indebtedness as of such date that is secured by a Lien on any assets of Holdings or any of its Restricted Subsidiaries, less (ii) the aggregate amount of (a) unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries and (b) Permitted Restricted Cash.
“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness as of such date to (b) Consolidated EBITDA of

Holdings and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.
“Consolidated Total Assets” means, as of any date of determination, for Holdings and its Restricted Subsidiaries on a consolidated basis, the sum of the total assets held by Holdings and its Restricted Subsidiaries on that date.
“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the excess of (i) Consolidated Funded Indebtedness as of such date less (ii) the aggregate amount of (x) unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries and (y) Permitted Restricted Cash to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Party” has the meaning specified in Section 11.20(a).
“Credit Party” has the meaning assigned to such term in Section 9.13.
“Customary Permitted Liens” means (a) Liens (other than any Lien imposed under ERISA) for Taxes, assessments or charges of any Governmental Authority or claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, consignors, mechanics, materialmen, workmen, customs and revenue authorities and other Liens (other than any Lien imposed under ERISA) imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP, (c) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds and Liens securing obligations under indemnity agreements for surety bonds) or other Liens in connection with workers’ compensation, unemployment insurance and other types of social security benefits, (d) Liens consisting of any right of offset, or statutory or consensual banker’s lien, on bank deposits or securities accounts maintained in the ordinary course of business, (e) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, licenses, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower or its Restricted Subsidiaries, (f) building restrictions, zoning laws and other similar statutes, law, rules, regulations, ordinances and restrictions, now or at any time hereafter adopted by any Governmental Authority having jurisdiction, (g) such Liens as identified on the title policy applicable to such property and acceptable to the Administrative Agent, (h) certain statutory and contractual rights of retention on the inventory of Holdings and its Restricted Subsidiaries located outside of the U.S. which are subordinate to Administrative Agent’s security interest therein, (i) Liens arising from precautionary UCC-1 financing statement filings (or the equivalent in other jurisdictions) regarding operating leases covering only the property subject thereto, (j) Liens upon cash or Cash Equivalents securing obligations owing by Holdings or any Restricted Subsidiary to Administrative Agent, a Lender or an Affiliate thereof that arise as a result of the termination of a Swap Contract in respect of interest rates permitted hereunder to which Holdings or any Restricted Subsidiary, as applicable, and Administrative Agent, a Lender, or an Affiliate thereof, as applicable, were subject and (k) Liens on assets being sold or otherwise Disposed of in a transaction permitted by this Agreement prior to the consummation of such sale or other Disposition for the benefit of the purchaser of such assets and consisting of the agreement by the owner thereof to sell or otherwise Dispose of such assets to such purchaser.
2“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).
“Debt Rating” means, as applicable, (a) the corporate family rating of Holdings as determined by each of Moody’s and S&P from time to time, (b) the corporate rating of the Borrower as determined by each of Moody’s and S&P from time to time and (c) the ratings of the Facility as determined by each of Moody’s and S&P from time to time.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Deemed Non-Cash Consideration” means
(i)any liabilities, as shown on the most recent consolidated balance sheet of Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations), or any Guarantees of Indebtedness of Persons other than Holdings or its Restricted Subsidiaries, that are assumed (contractually or otherwise) by the person acquiring such assets to the extent that Holdings and its Restricted Subsidiaries have no further liability with respect to such liabilities;
(ii)any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion; and
(iii)any Designated Noncash Consideration received by Holdings or its Restricted Subsidiary in any Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding in the aggregate, not to exceed $15,000,000, in each case at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration measured at the time received and without giving effect to subsequent changes in value.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Holdings or any of the Restricted Subsidiaries in connection with a Disposition made pursuant to Section 7.05(k) that is designated as “Designated Non-cash Consideration” on the date received pursuant to a certificate of a Responsible Officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
“Disposition” or “Dispose” means the sale, transfer, license, consignment, lease or other disposition (including any sale and leaseback transaction or synthetic lease) of any property by any Person, including any sale, transfer or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (in each case, other than any issuances of additional Equity Interests (a) by Holdings, (b) by any Loan Party or Restricted Subsidiary to its existing parent, (c) of directors’ qualifying shares and (d) by any Loan Party or Restricted Subsidiary to another Loan Party or Restricted Subsidiary).
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date
“Disqualified Institution” means, on any date, any Person that is a competitor of the Borrower or any of its Subsidiaries, or an Affiliate of a competitor, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (by posting such notice to the Platform) not less than 2 Business Days prior to such date (or, in the case of any Affiliate, is clearly identifiable as an Affiliate based solely by similarity of such Affiliate’s name to the name of a competitor on such list); provided that (x) “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time and (y) notwithstanding the foregoing, in no event shall any bona fide fixed income investors or debt funds that are Affiliates of competitors be “Disqualified Institutions.”
“Division” has the meaning specified in Section 1.07.
“Division Successor” has the meaning specified in Section 1.07.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“DQ List” has the meaning specified in Section 11.06(f)(iv).
3“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
4“Early Opt-in Election” means the occurrence of:
(1)a determination by the Administrative Agent, or a notification by the Borrower to the Administrative Agent that the Borrower has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.03(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and
(2)the joint election by the Administrative Agent and the Borrower to replace LIBOR with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.

“ECF Prepayment Percentage” means, for any relevant fiscal year of Holdings, commencing with the fiscal year ending December 31, 2022, (a) 50% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is greater than 3.00 to 1.00, (b) 25% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00 and (c) 0% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.50 to 1.00.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the meaning specified in Section 11.10.
“Electronic Record” has the meaning specified in Section 11.10.
“Electronic Signature” has the meaning specified in Section 11.10.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.06(f).
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release threat of Release of Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in insolvency; (d) the termination of a Pension Plan under Section 4041 of ERISA or a Multiemployer Plan under Section 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a Multiemployer Plan is considered in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, as applicable; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and
(c)    if the Eurodollar Rate shall be less than 0.50%, such rate shall be deemed 0.50% for purposes of this Agreement (including in connection with the computation of the Base Rate pursuant to clause (c) of such definition);

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of the “Eurodollar Rate.”
“Event of Default” has the meaning specified in Section 8.01.
“Excess Cash Flow” means, for Holdings and its Restricted Subsidiaries on a consolidated basis, in accordance with GAAP for any fiscal year, the excess (if any) of:
(a)    the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges or losses to the extent deducted in determining Consolidated Net Income for such fiscal year (excluding any non-cash charges representing an accrual or reserve for a potential cash charge in any future fiscal year or amortization of a prepaid cash gain that was paid in a prior fiscal year) and (iii) decreases in Working Capital for such fiscal year, minus
(b)    the sum, without duplication, of
    (i)    the aggregate amount of all scheduled principal payments (other than mandatory prepayments or voluntary prepayments) in respect of Loans and other Indebtedness permitted to be incurred hereunder that ranks pari passu with the Loans made by the Borrower and its Restricted Subsidiaries during such fiscal year, but only to the extent that such scheduled principal payments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness,
    (iv)    the amount of all non-cash credits to the extent included in determining Consolidated Net Income for such fiscal year,
    (v)    increases to Working Capital for such fiscal year,
    (vi)    the aggregate amount of non-cash gains on Dispositions of property by the Borrower or its Restricted Subsidiaries during such fiscal year, to the extent included in arriving at Consolidated Net Income,
    (vii)    any fees and expenses paid in cash during such fiscal year in connection with any Investment, Disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests or amendment or modification of any debt instrument (including any amendment or other modification of this Agreement or the other Loan Documents) and including any such transaction undertaken but not completed, in each case to the extent not already deducted from the calculation of Consolidated Net Income, and
    (viii)    payments made in respect of pension obligations during such fiscal year.
“Excess Cash Flow Prepayment” has the meaning given thereto in Section 2.03(b).
“Exchanged Loans” shall mean each Existing Loan outstanding on the Restatement Effective Date (or portion thereof) held by a Rollover Lender on the Restatement Effective Date immediately prior to the extension of credit hereunder on the Restatement Effective Date and as to which the Rollover Lender thereof has consented to exchange into a Loan under this Agreement and the Administrative Agent has allocated into a Loan under this Agreement
“Excluded Assets” has the meaning given thereto in the proviso to the definition of “Collateral and Guarantee Requirement.”
“Excluded Subsidiary” means (i) any Subsidiary to the extent prohibited by law, regulation or contractual obligation or that would require governmental consent or approval that has not been obtained, (ii) any Unrestricted Subsidiary and (iii) any Subsidiary to the extent the cost/burden outweighs the benefit, as the Borrower and Administrative Agent may mutually agree; provided, however, (x) neither the Borrower, Holdings nor any Subsidiary that directly or indirectly owns Equity Interests of the Borrower shall be an Excluded Subsidiary and (y) that any Domestic Subsidiary (other than a CFC Holdco or any direct or indirect Subsidiary of a Subsidiary that is a CFC) that is a borrower or guarantor in respect of the ABL Facility shall not be an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.10 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to Recipient or required to be withheld or deducted from payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the Loan or Commitment or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any Taxes imposed pursuant to FATCA.
“Existing Loan” means each “Loan” (as defined under the Existing Credit Agreement, as amended, restated or otherwise modified prior to the Restatement Effective Date) outstanding on the Restatement Effective Date immediately prior to the effectiveness of this Agreement on the Restatement Effective Date.
“Existing Term Loan Tranche” has the meaning set forth in 2.16(a).
“Extended Loans” has the meaning set forth in 2.16(a).
“Extending Lender” has the meaning set forth in 2.16(b).
“Extension” means the establishment of an Extension Series by amending a Loan pursuant to the terms of Section 2.16 and the applicable Extension Amendment.
“Extension Amendment” has the meaning set forth in 2.16(c).
“Extension Election” has the meaning set forth in 2.16(b).
“Extension Offer” has the meaning set forth in Error! Reference source not found..
“Extension Request” has the meaning set forth in Section 2.16(a).
“Extension Series” has the meaning set forth in Section 2.16(a).
“Facility” means, at any time, the aggregate principal amount of the Loans of all Lenders outstanding at such time.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the

Code (or any amended or successor version described above) and any intergovernmental agreement or treaty (and any related law, regulation or official administrative guidance) implementing the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Financial Institution” means (a) any Financing Affiliate, (b) any financial institution listed on Schedule 1.01(A) and (c) any financial institution from time to time approved by the Administrative Agent (such approval not to be unreasonably withheld).
“Financing Affiliate” means HYGFS or any other Affiliate of the Borrower party to a Financing Agreement.
“Financing Agreements” means (a) the Third Amended and Restated Joint Venture and Shareholders Agreement, dated September 17, 2018, as amended, restated, supplemented or otherwise modified from time to time, between the Borrower and Wells Fargo Financial Leasing, Inc. and (b) any agreement or program entered into with a Financial Institution on substantially the same terms, or for substantially the same purpose, as the agreements referred to in clause (a) above (including, without limitation, the agreements listed on Part A of Schedule 7.02) or otherwise as consented to by the Administrative Agent, such consent not to be unreasonably withheld, as any of the same may be amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time on terms, taken as a whole, not materially less favorable to the Borrower as reasonably determined by the Borrower.
“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio, determined on a consolidated basis for Holdings and its Restricted Subsidiaries for the most recently completed Measurement Period, of (a) Consolidated EBITDA minus capital expenditures (except those financed with Consolidated Funded Indebtedness) to (b) Fixed Charges.
“Fixed Charges” means the sum of (a) cash Consolidated Interest Expense, (b) scheduled principal payments made on Consolidated Funded Indebtedness (including the principal component of Capitalized Leases), (c) all foreign, federal, state and local income taxes and all franchise taxes that are calculated based on net income paid in cash during such period (net of any cash tax refunds received during such period but not less than $0) and (d) Restricted Payments made in cash.

“Foreign Lender” means Lender that is not a U.S. Person. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States as in effect from time to time subject to Section 1.03.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) Holdings, (b) the Subsidiary Guarantors and (c) with respect to (i) Obligations owing by any Loan Party or any Subsidiary of a Loan Party (other than the Borrower) under any Secured Hedge Agreement or any Secured Cash Management Agreement and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.
“Guaranty” means, collectively, the Guaranty made by Holdings under Article X in favor of the Secured Parties and the Guaranty made by the Subsidiary Guarantors and the Borrower in favor of the Secured Parties, substantially in the form of Exhibit E, including as supplemented or joined from time to time by the execution and delivery of supplements and joinders as provided therein or as otherwise reasonably acceptable to the Administrative Agent, and any other document pursuant to which any Person Guarantees any portion of the Obligations.
“Guaranty Reaffirmation” shall have the meaning provided in Section 4.01(a)(i).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that either (a) at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, or (b) is a party to a Swap Contract permitted under Article VI or VII at the time it (or its applicable Affiliate) becomes the Administrative Agent or a Lender (either on the Restatement Effective Date or thereafter as an Eligible Assignee), in each case in its capacity as a party to such Swap Contract.
“HMT” has the meaning specified in the definition of “Sanction(s)”
“Holdings” has the meaning specified in the introductory paragraph hereto.
“HYGFS” means HYG Financial Services, Inc., a Delaware corporation in which the Borrower holds a minority interest.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Immaterial Subsidiary” means each Subsidiary that individually represents less than either (a) five percent (5%) of Consolidated Total Assets or (b) five percent (5%) of Consolidated EBITDA; provided that in the event that Holdings, the Borrower and the Subsidiaries that do not constitute Immaterial Subsidiaries on a combined basis do not represent at least ninety percent (90%) of Consolidated Total Assets and Consolidated EBITDA on a consolidated basis as of the end of the most recently ended fiscal year of Holdings, then in such case Holdings shall identify Subsidiaries which shall no longer constitute Immaterial Subsidiaries such that each of the foregoing ninety percent (90%) tests is satisfied.
“Impacted Loans” has the meaning assigned to such term in Section 3.03.
“Increase Effective Date” has the meaning assigned to such term in Section 2.13(c).
“Incremental Increases” has the meaning assigned to such term in Section 2.13(a).
“Incremental Term Loan” has the meaning assigned to such term in Section 2.13(a).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial) and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and (y) earnouts or similar obligations unless and until such amounts are earned);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness in respect of Capitalized Leases;
(g)    Disqualified Equity Interests; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding the foregoing, in no event shall Maximal Forklift Purchase Price Obligations be considered Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.
“Intellectual Property Security Agreement” means an intellectual property security agreement, in form and substance reasonably satisfactory to the Administrative Agent, as supplemented and joined from time to time by the execution and delivery of supplements and joinders as provided therein or otherwise reasonably acceptable to the Administrative Agent.
“Intercreditor Agreement” means (i) the Intercreditor Agreement dated as of the Original Closing Date by and among the Administrative Agent and the ABL Agent, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof or (ii) any other intercreditor agreement among the Administrative Agent and any agent or trustee with respect to the ABL Facility that is reasonably acceptable to the Administrative Agent, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
“Intercreditor Reaffirmation” shall have the meaning provided in Section 4.01(a)(i).
“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)    no Interest Period shall extend beyond the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person constituting (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, or other investment in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, line of business or division. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IP Rights” has the meaning specified in Section 5.18.
“IRS” means the United States Internal Revenue Service.
“Junior Representative” means, with respect to any series of Permitted Junior Debt (or Permitted Refinancing Indebtedness in respect thereof), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Permitted Junior Debt (or Permitted Refinancing Indebtedness in respect thereof) is issued, incurred or otherwise obtained and each of their successors in such capacities.
“JV Financing Facility” means an inventory financing facility provided by HYGFS to a Loan Party during the period that such inventory is being shipped to certain customers and until such customers’ acceptance of such inventory, at which time such inventory is sold by such Loan Party to HYGFS for ultimate lease to such customers.
“Latest Maturity Date” means the latest of the Maturity Date for the Facility and any maturity date applicable to then-existing Incremental Term Loans, Refinancing Term Loans and Extended Loans, as of any date of determination.
“Laws” means, collectively, all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“LIBOR” has the meaning assigned to such term in clause (a) of the definition of “Eurodollar Rate.”

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, easement, right-of-way, lien (statutory or other), charge, or other security interest, title exception or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Acquisition” means any Permitted Acquisition the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing (as notified by the Borrower to the Administrative Agent in the notice described in the definition thereof).
“Loan” means an extension of credit by a Lender to the Borrower under Article II. For the avoidance of doubt, the Additional Restatement Effective Date Loans and the Exchanged Loans shall each constitute a single fungible class of Loans and be part of the same Facility.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Intercreditor Agreement, (f) the Guaranty Reaffirmation, (g) the Security Reaffirmation, (h) the Intercreditor Reaffirmation, (i) any Extension Amendment, (j) any Additional Junior Lien Intercreditor Agreement and (k) any Additional Pari Passu Intercreditor Agreement.
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Adverse Effect” means a material adverse effect upon (a) the financial condition, performance or properties of the Borrower, or Holdings and its Subsidiaries taken as a whole, (b) the ability of any of the Loan Parties to perform their respective obligations under the Loan Documents, (c) the ability of the Lenders or the Administrative Agent to enforce any of the Loan Documents, taken as a whole, or (d) a material portion of the Collateral or the validity or priority of the Administrative Agent’s Liens thereon or the ability of the Administrative Agent to realize upon a material portion of the Collateral.
“Material Domestic Subsidiary” means each wholly-owned Domestic Subsidiary (other than a CFC Holdco or any direct or indirect Subsidiary of a Subsidiary that is a CFC) that is not an Immaterial Subsidiary.
“Material Owned Real Property” means any real property fee (or similarly, under applicable Law) owned by a Loan Party that has a fair market value (as reasonably determined by the Borrower) in excess of $10,000,000. As of the Restatement Effective Date, no Loan Party owns any Material Owned Real Property.
“Maturity Date” means (i) with respect to Loans borrowed on the Restatement Effective Date, the seventh anniversary of the Restatement Effective Date, (ii) with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Term Loan Increase, (iii) with respect to any Refinancing Term Loans, the final maturity date as specified in the applicable Refinancing Amendment and (iv) with respect to any tranche of Extended Loans, the final maturity date as specified in the applicable Extension Amendment; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximal Forklift Purchase Price Obligations” means one or more installments or payments otherwise made on a deferred basis, in an aggregate amount not to exceed $42,000,000, with such amounts representing consideration for all or a portion of the remaining 25% of outstanding equity interests in Hyster-Yale Maximal Forklift (Zhejiang) Co., Ltd.

“Maximum Increase Amount” means the sum of (a) the greater of (x) $100,000,000 and (y) 100% of Consolidated EBITDA for the most recently completed Measurement Period (this clause (a), the “Fixed Incremental Amount”) plus (b) the amount of any voluntary prepayments after the Restatement Effective Date in respect of Loans and other Indebtedness permitted to be incurred hereunder that ranks pari passu with the Loans (this clause (b), the “Voluntary Prepayment Amount”), plus (c) an unlimited amount so long as any of (A) in the case of any Indebtedness secured by a Lien on the Collateral that is pari passu with any Lien on the Collateral securing the Obligations, the Consolidated First Lien Net Leverage Ratio, determined on a pro forma basis as of such date of incurrence, would not exceed 2.50:1.00, (B) solely for purposes of Section 7.02(w), in the case of any Permitted Junior Debt consisting of Indebtedness secured by the Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations, the Consolidated Secured Net Leverage Ratio, determined on a pro forma basis as of such date of incurrence, would not exceed 3.50:1.00 or (C) solely for purposes of Section 7.02(w), in the case of any Permitted Junior Debt consisting of unsecured Indebtedness, the Fixed Charge Coverage Ratio, determined on a pro forma basis as of such date of incurrence, would not be less than 2.00:1.00 (this clause (c), the “Incremental Ratio Amount”). For purposes of calculating the Maximum Increase Amount, (i) the Borrower shall be deemed to have used capacity under the Incremental Ratio Amount (to the extent compliant therewith) before capacity under the Fixed Incremental Amount or Voluntary Prepayment Amount, and capacity under the Voluntary Prepayment Amount shall be deemed to be used before capacity under the Fixed Incremental Amount, (ii) Indebtedness may be incurred under clauses (a), (b) and (c) above, and proceeds from any such incurrence under clauses (a), (b) and (c) above, may be utilized in a single transaction by first calculating the incurrence under clause (c) above (without inclusion of any amounts to be utilized pursuant to clause (a) or (b)) and then calculating the incurrence under clause (b) above (without inclusion of any amounts to be utilized pursuant to clause (a)), as applicable and (iii) in the event that any Indebtedness incurred under the Fixed Incremental Amount (the “Fixed Incremental Amount Indebtedness”) subsequently meets the criteria of indebtedness incurred under the Incremental Ratio Amount, the Borrower, in its sole discretion, at such time may divide and classify any such Fixed Incremental Amount Indebtedness as indebtedness incurred under the Incremental Ratio Amount and the Fixed Incremental Amount shall be deemed to be increased by the amount so reclassified.
“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Holdings.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means a mortgage or deed of trust or other similar security document executed by a Loan Party that purports to grant a Lien to the Administrative Agent (or a trustee for the benefit of the Administrative Agent) for the benefit of the Secured Parties in any owned real property that becomes, or is required to become, a Mortgaged Property pursuant to the Loan Documents, in each case in form and substance reasonably satisfactory to the Administrative Agent.
“Mortgaged Property” means any Material Owned Real Property and any other owned real property of a Loan Party that is or becomes, or is required to become, encumbered by a Mortgage in favor of the Administrative Agent in accordance with the terms of this Agreement.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.
“Net Cash Proceeds” means:
(a)    with respect to any Disposition by any Loan Party or any of their Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Restricted Subsidiary in connection with such transaction including legal fees and sales commissions, (C) taxes reasonably estimated to be actually payable in connection therewith (taking into account any available tax credits or deductions); provided that, if the amount of any estimated taxes pursuant to this subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds, and (D) reserves for indemnities until such reserves are no longer needed; and
(b)    with respect to the incurrence or issuance of any Indebtedness by any Loan Party or any of their Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-

pocket expenses, incurred by such Loan Party or such Restricted Subsidiary in connection therewith.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Exchanged Loan” means each Existing Loan outstanding immediately prior to the effectiveness of this Agreement on the Restatement Effective Date (or portion thereof) under the Existing Credit Agreement (immediately prior to the effectiveness of this Agreement on the Restatement Effective Date) other than an Exchanged Loan.
“Non-Loan Party” means any Restricted Subsidiary of Holdings that is not a Loan Party.
“Note” means a promissory note made by the Borrower payable to a Lender and its registered assigns evidencing the Loan made by such Lender, substantially in the form of Exhibit B.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OID” has the meaning given such term in the definition of “All-In Yield.”
“Ordinary Course of Business” the ordinary course of business of Holdings or any Restricted Subsidiary, undertaken in good faith and consistent with applicable Law and past practices.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any similar agreement or instrument governing the formation or operation of such entity.
“Original Closing Date” and, for purposes of any Loan Document entered into prior to the Restatement Effective Date, “Closing Date,” means, May 30, 2017.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).
5“Other Rate Early Opt-in” means the Administrative Agent and the Borrower have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(ii) and paragraph (2) of the definition of “Benchmark Replacement.”
6
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date.
“Pari Passu Representative” shall mean, with respect to any series of Permitted Pari Passu Notes or Permitted Pari Passu Loans (or Permitted Refinancing Indebtedness in respect thereof), the trustee, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Permitted Pari Passu Notes or Permitted Pari Passu Loans (or Permitted Refinancing Indebtedness in respect thereof) is issued, incurred or otherwise obtained and each of their successors in such capacities.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition so long as:
(a)    the acquiring Person and any newly-created or acquired Restricted Subsidiary shall comply (or the Borrower shall cause compliance) with the requirements of Section 6.12 on the terms and within the time periods set forth therein to the extent applicable;
(b)    the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as, or complementary, ancillary, incidental or related to, or a reasonable extension of, one or more of the businesses of the Borrower and its Restricted Subsidiaries;
(c)    immediately before and immediately after the consummation of any such Acquisition (and any related transactions, including the incurrence or repayment of Indebtedness), no Default shall have occurred and be continuing; provided that if such Acquisition is a Limited Condition Acquisition, then at the option of the Borrower the condition set forth in this clause (c) may be satisfied as of the date of the entering into of the definitive agreement for such Limited Condition Acquisition so long as no Specified Default shall have occurred and be continuing at the time of, or would result from, the consummation thereof;
(d)    such Acquisition shall be consensual and shall have been approved by the subject Person’s Board of Directors or the requisite holders of such capital stock or other Equity Interests; and
(e)    the Borrower shall have delivered to the Administrative Agent (i) no less than five Business Days prior to the date on which any such Acquisition is to be consummated (or such later date as may be approved by the Administrative Agent), written notice of such Acquisition, which notice shall include the proposed closing date of such Acquisition and whether such Permitted Acquisition is a Limited Condition Acquisition and (ii) all financial reports and other documents reasonably requested by the Administrative Agent in connection with such Acquisition and available to Holdings or its Restricted Subsidiaries.
“Permitted Holders” means the “Participating Stockholders” as existing under, and defined in, that certain Stockholders’ Agreement dated as of September 28, 2012, by and among Holdings, as depository, Holdings and the Participating Stockholders, as amended through, and in effect on, the Restatement Effective Date.
“Permitted Investments” means any Investments permitted by Section 7.03.
“Permitted Junior Debt” shall mean any Permitted Junior Notes and any Permitted Junior Loans.
“Permitted Junior Debt Documents” shall mean any Permitted Junior Notes Documents and any Permitted Junior Loan Documents.

“Permitted Junior Loan Documents” shall mean, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted Junior Loans, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Junior Loans” shall mean any Indebtedness of any Loan Party in the form of unsecured or secured loans; provided that (i) except as provided in clause (v) below, no such Indebtedness shall be secured by any asset of Holdings or any of its Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any Person other than the Loan Parties, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity, in either case, prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred or shall have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the tranche of then outstanding Loans with the then longest Weighted Average Life to Maturity, (iv) any “asset sale” mandatory prepayment provision included in the agreement governing such Indebtedness shall not prohibit Holdings or the respective Subsidiary from repaying obligations required to be repaid under this Agreement before prepaying or offering to prepay such Indebtedness, (v) in the case of any such Indebtedness that is secured, (a) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Loan Parties, and not secured by any property or assets of any Loan Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same in all material respects as the Collateral Documents (with such differences as are necessary to reflect the differing lien priorities or as otherwise reasonably satisfactory to the Collateral Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Junior Lien Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of any Loan Party, then the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered, and each Loan Party shall have acknowledged, the Additional Junior Lien Intercreditor Agreement and (vi) the covenants and events of default, taken as a whole, contained in the agreement governing such Indebtedness, shall not be materially more favorable to the lenders providing such Permitted Junior Loans than the related provisions, taken as a whole, contained in this Agreement; provided that any such terms may be more favorable to the extent (x) they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred, (y) the Borrower shall have offered in good faith to enter into an amendment to this Agreement to add any such covenants or events of default as are not then contained in this Agreement or (z) such terms are consistent with the then-prevailing market convention, as determined in good faith by the Borrower (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (vi), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Junior Notes” shall mean any Indebtedness of any Loan Party in the form of unsecured or secured notes and incurred pursuant to one or more issuances of such notes; provided that (i) except as provided in clause (v) below, no such Indebtedness shall be secured by any asset of Holdings or any of its Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any Person other than the Loan Parties, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity, in either case, prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred, or shall have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the tranche of then outstanding Loans with the then longest Weighted Average Life to Maturity, (iv) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness shall not prohibit Holdings or the respective Subsidiary from repaying obligations required to be repaid under this Agreement before offering to purchase such Indebtedness, (v) in the case of any such Indebtedness that is secured, (a) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Loan Parties, and not secured by any property or assets of any Loan Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same in all material respects as the Collateral Documents (with such differences as are necessary to reflect the differing lien priorities or as otherwise reasonably satisfactory to the Collateral Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Junior Lien Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of any Loan Party, then the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered, and each Loan Party shall have acknowledged, the Additional Junior Lien Intercreditor Agreement and (vi) the covenants and events of default, taken as a whole, contained in the indenture governing such Indebtedness shall not be materially more favorable to the holders of such Permitted Junior Notes than the related provisions, taken as a whole, contained in this Agreement; provided that any such terms may be more favorable to the extent (x) they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred, (y) the Borrower shall have offered in good faith to enter into an amendment to this Agreement to add any such covenants or events of default as are not then contained in this Agreement or (z) such terms are consistent with the then-prevailing market convention, as determined in good faith by the Borrower (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (viii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).
“Permitted Junior Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Junior Notes Indenture, and the Permitted Junior Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Junior Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Junior Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Notes” shall mean and include (i) any Permitted Junior Notes and (ii) any Permitted Pari Passu Notes.
“Permitted Pari Passu Loan Documents” shall mean, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted Pari Passu Loans, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Pari Passu Loans” shall mean any Indebtedness of any Loan Party in the form of secured loans; provided that (i) no such Indebtedness shall be guaranteed by any Person other than the Loan Parties, (ii) in the case of Indebtedness comprising a term loan facility, no such Indebtedness shall have a final stated maturity prior to the Latest Maturity Date as of the date such Indebtedness was incurred, or shall have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the tranche of then outstanding Loans with the then longest Weighted Average Life to Maturity, (iii) any “asset sale” mandatory prepayment provision included in the agreement governing such Indebtedness shall not prohibit the Borrower or the respective Subsidiary from repaying Loans required to be repaid under this Agreement on at least a pro rata basis with such Indebtedness from asset sale proceeds, (iv)(a) such Indebtedness is secured only by assets comprising Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations of the Loan Parties, and not secured by any property or assets of any Loan Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same in all material respects as the Collateral Documents (or with such differences as are reasonably satisfactory to the Collateral Agent) and (c) a Pari Passu Representative acting on behalf of the holders of such Indebtedness shall have become party to any Additional Pari Passu Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Pari Passu Loans by a Loan Party, then the Administrative Agent, the Collateral Agent and the Pari Passu Representative for such Indebtedness shall have executed and delivered, and each Loan Party shall have acknowledged, the Additional Pari Passu Intercreditor Agreement, (v) any Permitted Pari Passu Loans that take the form of a term loan shall be subject to the provisions set forth in Section 2.13(a)(iv)(B) hereof as if such term loans were Incremental Term Loans incurred thereunder and (vi) the covenants and events of default, taken as a whole, contained in the agreement governing such Indebtedness shall not be materially more favorable to the lenders providing such Permitted Pari Passu Loans than the related provisions, taken as a whole, contained in this Agreement; provided that any such terms may be more favorable to the extent (x) they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred, (y) the Borrower shall have offered in good faith to enter into an amendment to this Agreement to add any such covenants or events of default as are not then contained in this Agreement or (z) such terms are consistent with the then-prevailing market convention, as determined in good faith by the Borrower (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (vi), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).
“Permitted Pari Passu Notes” shall mean any Indebtedness of any Loan Party in the form of secured notes and incurred pursuant to one or more issuances of such notes; provided that (i) no such Indebtedness shall be guaranteed by any Person other than the Loan Parties, (ii) no such Indebtedness shall have a final stated maturity prior to the Latest Maturity Date as of the date such Indebtedness was incurred or have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the tranche of then outstanding Loans with the then longest Weighted Average Life to Maturity, (iii) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness shall not prohibit Holdings or the respective Subsidiary from repaying Loans required to be repaid under this Agreement on at least a pro rata basis with such Indebtedness from asset sale proceeds, (iv) (a) such Indebtedness is secured only by assets comprising Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations of the Loan Parties, and not secured by any property or assets of any Loan Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same in all material respects as the Collateral Documents (or with such differences as are reasonably satisfactory to the Collateral Agent) and (c) a Pari Passu Representative acting on behalf of the holders of such Indebtedness shall have become party to any Additional Pari Passu Intercreditor Agreement; provided that if such Indebtedness is the initial issue of Permitted Pari Passu Notes by a Loan Party, then the Administrative Agent, the Collateral Agent and the Pari Passu Representative for such Indebtedness shall have executed and delivered, and each Loan Party shall have acknowledged, any Additional Pari Passu Intercreditor Agreement and (v) the covenants and events of default, taken as a whole, contained in the indenture governing such Indebtedness shall not be materially more favorable to the holders of such Permitted Pari Passu Notes than the related provisions, taken as a whole, contained in this Agreement; provided that any such terms may be more favorable to the extent they (x) take effect after the Latest Maturity Date as of the date such Indebtedness was incurred, (y) the Borrower shall have offered in good faith to enter into an amendment to this Agreement to add any such covenants or events of default as are not then contained in this Agreement or (z) such terms are consistent with the then-prevailing market convention, as determined in good faith by the Borrower (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (v), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).
“Permitted Pari Passu Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Pari Passu Notes Indenture and the Permitted Pari Passu Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Pari Passu Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Pari Passu Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus (i) unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses, (ii) reasonable original issue discount and upfront fees plus other fees and expenses reasonably incurred, in connection with such Refinance, and (iii) an amount equal to any existing commitments unutilized under the debt being Refinanced), (b) the maturity date and the Weighted Average Life to Maturity of such Permitted Refinancing is greater than or equal to the maturity date and the Weighted Average Life to Maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms, taken as a whole, at least as favorable to the Secured Parties as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (e) such Permitted Refinancing shall be otherwise on terms not materially less favorable (other than with respect to interest rates, fees and other economic terms), taken as a whole, to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced (including, without limitation, with respect to financial and other covenants and events of default), other than to the extent such terms (x) take effect after the Latest Maturity Date as of the date of such Refinancing or (y) are consistent with the then-prevailing market convention, as determined in good faith by the Borrower and (f) at the time thereof, no Default or Event of Default shall have occurred and be continuing.
“Permitted Restricted Cash” shall mean any cash and Cash Equivalents of Holdings and its Restricted Subsidiaries restricted solely in favor of or pursuant to (x) any Loan Document, the

ABL Credit Agreement, any Permitted Pari Passu Notes Document or any Permitted Pari Passu Loan Document and (y) any Permitted Junior Debt Document, to the extent such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding any Multiemployer Plan), maintained for employees of the Borrower or any such Plan to which the Borrower is required to contribute on behalf of any of its employees.
“primary obligor” has the meaning specified in the definition of Guarantee.”
“Platform” has the meaning specified in Section 6.02.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02.
“QFC Credit Support” has the meaning specified in Section 11.20.
“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document.
“Refinancing Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) in a form reasonably satisfactory to the Administrative Agent, each existing or new Lender that agrees to provide any portion of the Refinancing Term Loans being incurred pursuant thereto, in accordance with Section 2.14 and the Borrower executed by each of (a) Holdings, (b) the Borrower, (c) the Administrative Agent and (d) each existing or new Lender that agrees to provide any portion of the Refinancing Term Loans being incurred pursuant thereto, in accordance with Section 2.14.
“Refinancing Effective Date” has the meaning specified in Section 2.14(b).
“Refinancing Notes” has the meaning specified in Section 2.14(d).
“Refinancing Term Lenders” has the meaning specified in Section 2.14(a)(v).

“Refinancing Term Loans” has the meaning specified in Section 2.14(a).
“Register” has the meaning specified in Section 11.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Repricing Event” means (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Loans (except in connection with a Change of Control that results in the prepayment in full of the Facility) with the proceeds of, or any conversion of any such Loans into, any new or replacement tranche of term loans or Indebtedness (including, without limitation, any Refinancing Term Loans or Refinancing Notes) with an All-In Yield less than the All-In Yield applicable to such Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) and (b) any amendment to the pricing terms of the Loans which reduces the All-In Yield applicable to such Loans (other than as a result of no longer applying the Default Rate).
“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the (a) Outstanding Amount of Loans on such date and (b) aggregate unused Commitments; provided that the portion of the Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Rescindable Amount” has the meaning assigned to such term in Section 2.10(a)(ii).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restatement Effective Date” means May 28, 2021.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, but excluding payment-in-kind) with respect to any capital stock or other Equity Interest of any Person, or any payment (whether in cash, securities or other property, but excluding payment-in-kind), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
“Rollover Lender” means each Lender with an Existing Loan outstanding on the Restatement Effective Date that has consented to exchange such Existing Loan into a Loan under this Agreement and that has been allocated such Loan (or portion thereof) by the Administrative Agent.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Security and Pledge Agreement” means that certain Security and Pledge Agreement dated as of the Original Closing Date by the Company and the other Loan Parties to the

Administrative Agent for the benefit of the Secured Parties, as supplemented or joined from time to time by the execution and delivery of supplements and joinders as provided therein or as otherwise reasonably acceptable to the Administrative Agent.
“Security Reaffirmation” shall have the meaning provided in Section 4.01(a)(i).
7“SOFR Early Opt-in” means the Administrative Agent and the Borrower have elected to replace LIBOR pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(i) and paragraph (1) of the definition of “Benchmark Replacement.”
8
“Solvent” and “Solvency” mean as to any Person, such Person (a) owns property or assets whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns property or assets whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
“Specified Default” shall mean an Event of Default arising under any or all of Sections 8.01(a), (f) or (g).
“Specified Disposition” means any sale or other Disposition after the Restatement Effective Date of the Equity Interest in, or any assets constituting all or any portion of, Nuvera Fuel Cells, LLC (including for non-cash consideration) and any other non-core assets (including for non-cash consideration) related thereto that are Disposed of in connection with any such Disposition.
“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.10).
“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of Holdings, or any Disposition of a business unit, line of business or division of Holdings or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation, Division or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes without any adjustment to the commitments thereunder), Restricted Payment or other event that by the terms of this Agreement requires a test to be calculated for “pro forma compliance” or on a “pro forma basis” or after giving “pro forma effect.”
“Subordinated Provisions” shall have the meaning provided in Section 8.01(m).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.
“Subsidiary Guarantors” means, collectively, (a) each Material Domestic Subsidiary of Holdings that is a party to the Guaranty and (b) any other Domestic Subsidiary that is from time to time party to the Guaranty or any other agreement pursuant to which it guarantees the Obligations or any portion thereof.
“Supported QFC” has the meaning specified in Section 11.20.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Increase” has the meaning assigned to such term in Section 2.13(a).
“Term Loan Priority Collateral” has the meaning specified in the Intercreditor Agreement.
9 “Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Threshold Amount” means $15,000,000.
“Trade Date” has the meaning assigned to such term in Section 11.06(f).
“Transactions” means, collectively, (a) the entering into of this Agreement and making of Loans on the Restatement Effective Date, (b) the payment of fees, commissions, transaction costs and expenses incurred in connection with each of the foregoing and (c) all related transactions to occur on or prior to the Restatement Effective Date.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.
“Unrestricted Subsidiary” means any Subsidiary that has been designated as an “Unrestricted Subsidiary” pursuant to Section 2.12 hereof and has not been re-designated as a Restricted Subsidiary in accordance with such Section 2.12.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that (x) AHYDO payments and the effects of any reductions in scheduled amortization or other scheduled payments as a result of any prior prepayment of the applicable Indebtedness shall be disregarded and (y) with respect to any bridge financing, the Weighted Average Life to Maturity shall be determined by reference to the notes or loans into which such bridge financing is converted or exchanged.
“Working Capital” means, for Holdings and its Restricted Subsidiaries on a consolidated basis and calculated in accordance with GAAP, as of any date of determination, the excess of (a) current assets (other than cash, Cash Equivalents, taxes and deferred taxes) over (b) current liabilities, excluding, without duplication, (i) the current portion of any long-term Indebtedness, (ii) the current portion of current taxes and deferred income taxes and (iii) the current portion of accrued Consolidated Interest Expenses.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
I.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
I.03Accounting Terms.  Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. If at any time, any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, for all purposes of this Agreement only those leases that would constitute Capitalized Leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Capitalized Leases, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(b)Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Holdings and its Restricted Subsidiaries or to the determination of any amount for Holdings and its Restricted Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Holdings is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
(c)Pro Forma Calculations. For purposes of calculating the Consolidated Total Net Leverage Ratio, Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or Fixed Charge Coverage Ratio for any purpose hereunder, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (A) during the period in respect of which such calculations are required to be made or (B) subsequent to such period and prior to or simultaneously with the event for which the calculation of any such ratio is made on a pro forma basis (solely with respect to determining pro forma compliance for such event, and not for other purposes (including pricing or the applicable percentage for Excess Cash Flow prepayments)) shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used in either of the foregoing attributable to any Specified Transaction) had occurred on the first day of the period in respect of which such calculations are required to be made. If since the beginning of any applicable period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.03(d), then, at the option of the Borrower, the Consolidated Total Net Leverage Ratio, Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio and Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.03(d).
(i)Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer, subject, in the case of any Permitted Acquisition for consideration in excess of $50,000,000, to the Administrative Agent’s receipt of, to the extent available to Holdings or the Restricted

Subsidiaries, (x) the most recent financial statements with respect to the acquired Person or business available and prepared by such acquired Person or the seller thereof and (y) the most recent audited and interim unaudited financial statements with respect to the acquired Person.
I.04Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
I.05Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable)
I.06Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
I.07Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (each, a “Division”): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person (such different Person, a “Division Successor”), then it shall be deemed to have been transferred from the original Person to the Division Successor, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
I.08Existing Credit Agreement. On the Restatement Effective Date, (i) this Agreement shall amend and restate the Existing Credit Agreement in its entirety but, for the avoidance of doubt, this Agreement shall not constitute a novation of the Existing Credit Agreement, the Loan Documents (as defined in the Existing Credit Agreement) or the parties’ rights and obligations thereunder and (ii) the Liens and security interests as granted under the Existing Credit Agreement or any Loan Document (as defined in the Existing Credit Agreement) securing payment of indebtedness, liabilities and obligations thereunder are in all respects continuing and in full force and effect.

I.09Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.
Article II

THE COMMITMENTS AND LOANS
II.01The Term Loan. Subject to the terms and conditions set forth herein, each Rollover Lender severally agrees to exchange its Exchanged Loans for a like principal amount of Loans on the Restatement Effective Date. Subject to the terms and conditions set forth herein, each Additional Restatement Effective Date Lender severally agrees to make an Additional Restatement Effective Date Loan (which shall be part of the Loans hereunder) to the Borrower in a single borrowing on the Restatement Effective Date in an amount equal to such Lender’s Additional Restatement Effective Date Loan Commitment. The Borrower shall prepay the Non-Exchanged Loans with a like amount of the gross proceeds of the Additional Restatement Effective Date Loans substantially concurrently with the receipt thereof. The Borrower shall pay the Rollover Lenders immediately prior to the effectiveness of this Agreement all accrued and unpaid interest on their Existing Loans to, but not including, the Restatement Effective Date on the Restatement Effective Date. Amounts borrowed or exchanged under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.
II.02Borrowings, Conversions and Continuations of Loans.  The Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of, or conversion to, Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Eurodollar Rate Loans having an Interest Period of one month. Any such automatic continuation or conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation or conversion described in Section 2.02(a). In the case of the initial Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)A Eurodollar Rate Loan that is continued or converted other than on the last day of an Interest Period for such Eurodollar Rate Loan shall be subject to Section 3.05. During the existence of an Event of Default, upon the election of the Required Lenders, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.
(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.
(e)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 6 Interest Periods in effect.

(f)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
II.03Prepayments.
(a)Optional. Subject to the last sentence of this Section 2.03(a), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (except as set forth in clause (c) below); provided that (A) such notice must be in a form reasonably acceptable to the Administrative Agent and received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.
The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that any notice of prepayment may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or delayed by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or delayed. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.03(a) shall be applied to the principal repayment installments thereof as the Borrower may direct (and in the absence of any such direction, on a pro-rata basis), and subject to Section 2.15, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages. Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to prepay the Loans pursuant to this Section 2.03(a) during the period from the Restatement Effective Date through the date ten Business Days thereafter.
(b)Mandatory.
(i)Following the end of each fiscal year of the Holdings, commencing with the fiscal year ending December 31, 2022, the Borrower shall prepay Loans in an aggregate amount equal to (A) the ECF Prepayment Percentage of Excess Cash Flow for

such fiscal year less (B) the aggregate principal amount of any voluntary prepayments in respect of Loans and other Indebtedness permitted to be incurred hereunder that ranks pari passu with the Loans (except, in each case, to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)) during such fiscal year or, without duplication, after the end of such fiscal year but prior to the date on which the prepayment described in this clause (i) (each, an “Excess Cash Flow Prepayment”) is required less (C) (x) the aggregate amount of cash actually paid by Holdings and its Restricted Subsidiaries during such fiscal year on account of capital expenditures, Permitted Acquisitions or other Permitted Investments (other than any amounts that were committed during a prior fiscal year to the extent such amounts reduced the Excess Cash Flow Prepayment in such prior fiscal year per clause (y) hereof (except, in each case, to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)), and (y) without duplication of amounts deducted from the Excess Cash Flow Prepayment in respect of a prior period, at the option of the Borrower, the aggregate consideration required to be paid in cash by Holdings and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into during such fiscal year or, without duplication, after the end of such fiscal year but prior to the date on which the Excess Cash Flow Prepayment is required relating to capital expenditures, Permitted Acquisitions or other Permitted Investments, in each case, to be consummated or made during the period of four consecutive fiscal quarters of Holdings following the end of such period (except, in each case, to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized in cash to finance such capital expenditure, Permitted Acquisition or other Permitted Investment during such subsequent period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of the Excess Cash Flow Prepayment at the end of such subsequent period of four consecutive fiscal quarters, less (D) permitted Restricted Payments paid in cash or otherwise declared by Holdings during such fiscal year or, at the option of the Borrower, prior to the date on which the Excess Cash Flow Prepayment is required and permitted Restricted Payments paid in cash or otherwise declared by any Restricted Subsidiary to any person other than Holdings or any of the Restricted Subsidiaries during such fiscal year or, at the option of the Borrower, prior to the date on which the Excess Cash Flow Prepayment is required, in each case in accordance with Section 7.06; provided that, with respect to any reduction for any declared Restricted Payments, to the extent the aggregate amount actually utilized in cash in connection with any such Restricted Payment during the subsequent period of four consecutive fiscal quarters is less than the declared amount, the amount of such shortfall shall be added to the calculation of the Excess Cash Flow Prepayment at the end of such subsequent period of four consecutive fiscal quarters.
Each Excess Cash Flow Prepayment shall be applied as set forth in clause (v) below and shall be made no later than the date that is five Business Days after the date on which financial statements are required to be delivered pursuant to Section 6.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated.

(ii)If Holdings or any of its Restricted Subsidiaries Disposes (including as a result of any casualty or condemnation) of any property (other than (A) any Disposition of any property permitted by any of Sections 7.05(a)-(i), (B) any Specified Disposition and (C) so long as the ABL Credit Agreement is in effect, any Disposition of ABL Priority Collateral, the proceeds of which are used to prepay the ABL Facility or cash collateralize undrawn letters of credit thereunder) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds within five Business Days of receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below); provided that with respect to an aggregate amount of such Net Cash Proceeds not to exceed $10,000,000 received by Holdings and its Restricted Subsidiaries in any fiscal year under Dispositions described in this Section 2.03(b)(ii), such Net Cash Proceeds shall not be required to be so applied or used to make mandatory prepayments of Loans and any required prepayment in respect of such Disposition shall be only the amount in excess thereof; provided further that with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.03(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, Holdings or such Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as (A) within 360 days after receipt of such Net Cash Proceeds, such reinvestment shall have been consummated (or a definitive agreement to so reinvest shall have been executed), and (B) if a definitive agreement to so reinvest has been executed within such 360-day period, then such reinvestment shall have been consummated within 180 days after the date of entering into of such definitive agreement (in each case, as certified by the Borrower in writing to the Administrative Agent); and provided further that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be applied within five Business Days to the prepayment of the Loans as set forth in this Section 2.03(b)(ii).
(iii)Upon the incurrence or issuance by Holdings or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02 (other than any Refinancing Term Loans or Refinancing Notes)), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Holdings or such Restricted Subsidiary (such prepayments to be applied as set forth in clauses (iv) and (vi) below).
(iv)Subject to clause (vi) below, each prepayment of Loans pursuant to any of the foregoing Sections 2.03(b)(i) through (iii) shall be applied, to the Facility and to the principal repayment installments thereof in direct order of maturity to the next four principal repayment installments of the Facility and, thereafter, to the remaining principal repayment installments (including any installment on the Maturity Date) of the Facility on a pro rata basis.

(v)Notwithstanding anything to the contrary contained in Section 2.03(b)(i) through (iii), to the extent attributable to a Disposition by a Restricted Subsidiary that is a Foreign Subsidiary, or arising from Excess Cash Flow attributable to a Foreign Subsidiary, and in any such case a Restricted Payment or other distribution to the Borrower or Holdings is required (notwithstanding the Loan Parties’ commercially reasonable efforts to make such mandatory prepayment without making such Restricted Payment or other payment) in connection with such prepayment (or portion thereof), no prepayment (or a portion thereof) required under Section 2.03(b)(i) through (iii) shall be made if either of Holdings or any Restricted Subsidiary determines in good faith that it would incur a liability in respect of Taxes (including any withholding tax) in connection with making such Restricted Payment or other distribution which Holdings, in its reasonable judgment, deems to be material.
(vi)Prepayments of the Loans and, if applicable, Refinancing Term Loans with the proceeds of Refinancing Term Loans or Refinancing Notes shall be made in accordance with Section 2.14.
(c)Call Premium. In the event that, during the six (6) month period following the Restatement Effective Date, the Borrower (i) prepays, refinances, substitutes or replaces any Loans in connection with any Repricing Event the primary purpose of which is to decrease the All-In Yield on such Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Event the primary purpose of which is to decrease the All-In Yield on such Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a fee in an amount equal to, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of the Loans so prepaid, refinanced, substituted or replaced and (y) in the case of clause (ii), a payment equal to 1.00% of the aggregate principal amount of the applicable Loans outstanding immediately prior to such amendment which are affected by such Repricing Event (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a Non-Consenting Lender in connection with any such amendment pursuant to Section 11.13). Such fees shall be due and payable on the date of the effectiveness of such Repricing Event.
II.04Termination of Commitments. The aggregate Commitments shall be automatically and permanently reduced to zero on the Restatement Effective Date immediately after giving effect to the Borrowing and conversion set forth in Section 2.01 on the Restatement Effective Date.
II.05Repayment of Loans. The Borrower shall repay to the Lenders the aggregate principal amount of all Loans outstanding on the last day of each March, June, September and December commencing September 30, 2021 in an amount equal to 0.25% times the aggregate initial principal amount of the Loans actually made on the Restatement Effective Date pursuant to Section 2.01 (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04); provided, however, that the final principal repayment installment of the Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding on such date.
II.06Interest. Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)
(i)If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)Upon the request of the Required Lenders, while any Specified Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
II.07Fees.
(a)The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(b)The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
II.8Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
II.9Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
II.10Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
(i)Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base

Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”) : (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (a) shall be conclusive, absent manifest error.
(b)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(c)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
(d)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(e)Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
II.11Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Holdings, the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
Notwithstanding anything to the contrary contained in this Section 2.11 or elsewhere in this Agreement, the Borrower may extend the final maturity of Loans in connection with an Extension that is permitted under Section 2.16 (each, an “Extension Offer”) without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (i) shall constitute a payment or prepayment of any Loans for purposes of this Section 2.11 or (ii) shall reduce the amount of any scheduled amortization payment due under Section 2.05, except that the amount of any scheduled amortization payment due to a Lender of Extended Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Offer) without giving rise to any violation of this Section 2.11 or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by Section 2.16 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.11 or any other provision of this Agreement.
II.12Designation of Unrestricted and Restricted Subsidiaries.
(a)At any time after the Restatement Effective Date, upon written notice to the Administrative Agent (which written notice shall contain a certification as to the matters set forth in this clause (a)), the Borrower may designate any Restricted Subsidiary of Holdings (along with all Subsidiaries of such Restricted Subsidiary) as an “Unrestricted Subsidiary”; provided that (i) both before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, (ii) the Investment in such Unrestricted Subsidiary must be permitted at such time under either Section 7.03(c), (h), (i), (j) or (m), (iii) once designated as an Unrestricted Subsidiary, the Borrower may re-designate such Subsidiary as a “Restricted Subsidiary” pursuant to Section 2.12(b), but, thereafter, the Borrower shall not re-designate such Subsidiary as an “Unrestricted Subsidiary” pursuant to this Section 2.12(a), and (iv) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary (A) if it is a borrower or guarantor under the ABL Facility or (B) unless each of its direct and indirect Subsidiaries is also designated an Unrestricted Subsidiary pursuant to this Section 2.12(a). The designation of any Subsidiary as an Unrestricted Subsidiary after the Restatement Effective Date shall constitute an Investment (with the amount of such Investment being deemed to be the fair market value of the net assets of such Subsidiary at the time such Subsidiary is designated an Unrestricted Subsidiary (or, with respect to any such Subsidiary that is not a wholly-owned Subsidiary, the percentage of such fair market value of the net assets that is equal to the percentage ownership of the Equity Interests held by Holdings, the Borrower or a Restricted Subsidiary) by Holdings, the Borrower or a Restricted Subsidiary therein at the date of designation.
(b)At any time after the Restatement Effective Date and upon written notice to the Administrative Agent, the Borrower may re-designate any Unrestricted Subsidiary as a “Restricted Subsidiary”; provided that (i) no Subsidiary holding or owning Equity Interests in such re-designated Restricted Subsidiary shall be an Unrestricted Subsidiary (unless also being re-designated at such time) and (ii) both before and after giving effect to such designation, no Event of Default shall have occurred and be continuing. The re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such re-designated Restricted Subsidiary existing at such time and (ii) a return on any Investment by Holdings, the Borrower or other applicable Restricted Subsidiary in such re-designated Restricted Subsidiary in an amount equal to the fair market value at the date of such designation of Holdings’, the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such re-designated Restricted Subsidiary.
(c)Any designation of a Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary shall be deemed a representation and warranty by the Borrower that each of the requirements in Section 2.12(a) or Section 2.12(b), as applicable, are satisfied in all respects.
(d)Notwithstanding the foregoing, in no event shall the Borrower or any Subsidiary that directly or indirectly owns Equity Interests of the Borrower be an Unrestricted Subsidiary.
(e)As of the Restatement Effective Date, the Subsidiaries listed on Schedule 2.12 are Unrestricted Subsidiaries.
II.13Increase in Commitments.

(a)Request for Increase. The Borrower may, from time to time, request by notice to the Person appointed by the Borrower to arrange an incremental Facility (such Person (who (i) may be the Administrative Agent, if it so agrees, or (ii) any other Person (other than an Affiliate of the Borrower) appointed by the Borrower after consultation with the Administrative Agent; provided that such Person may not be an Affiliate of the Borrower), the “Incremental Arranger”) (x) one or more increases in the Facility (each, a “Term Loan Increase”) or (y) one or more term loan tranches to be made available to the Borrower (each, an “Incremental Term Loan”; each Incremental Term Loan and each Term Loan Increase, collectively, referred to as the “Incremental Increases”); provided that (i) the principal amount for such Incremental Increase, when combined with the aggregate principal amount of all Incremental Increases and incurrences of Permitted Pari Passu Notes, Permitted Pari Passu Loans and Permitted Junior Debt pursuant to Section 7.02(w)(A) after the Restatement Effective Date, shall not exceed the Maximum Increase Amount as of such date (it being understood that the reclassification mechanics set forth in the definition of “Maximum Increase Amount” shall apply to Incremental Increases pursuant to this Section 2.13(a)); (ii) any such request for an Incremental Increase shall be in a minimum amount of $10,000,000 (or a lesser amount in the event such amount represents all remaining availability under this Section); (iii) no Incremental Term Loan shall mature earlier than the Latest Maturity Date then in effect or have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the Facility or any other Incremental Term Loan; (iv) each Incremental Term Loan shall (A) rank pari passu or junior in right of payment, prepayment, voting and/or security with the Loans, including sharing in mandatory prepayments under Section 2.03(b) pro rata with the Loans (unless agreed to be paid after the Loans and/or any other Incremental Term Loans by the Lenders providing such Incremental Term Loan) (and any Incremental Term Loans that are junior in right of payment and/or security shall have customary second lien, prepayment, standstill and other provisions, including any applicable intercreditor agreement, in each case reasonably acceptable to the Administrative Agent and the Borrower) and (B) shall have an Applicable Rate or pricing grid as determined by the Lenders providing such Incremental Term Loans and the Borrower; provided that, if the All-In Yield in respect of any Incremental Term Loan established on or prior to the date that is twelve months after the Restatement Effective Date exceeds the Applicable Rate then in effect for the Facility by more than 0.50% for each Type of Loan, then the Applicable Rate for the Facility shall be increased so that the Applicable Rate in respect of the Facility for each Type of Loan is equal to the Applicable Rate for the Incremental Term Loan for each Type of Loan minus 0.50%; provided, further, solely for the purposes of this Section 2.13(a), in determining the Applicable Rate(s) applicable to each Incremental Term Loan and the Applicable Rate(s) for the Facility, (1) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under such Incremental Term Loan or the Facility in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity), (2) the effects of any and all LIBOR floors shall be included and (3) customary arrangement, commitment, structuring or underwriting fees payable to the Arrangers (or their respective affiliates) in connection with the Facility or to one or more Incremental Arrangers (or their affiliates) of any Incremental Term Loan shall be excluded; (v) except as provided above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the Facility, shall be reasonably satisfactory to the Incremental Arranger, the applicable Lenders providing such Term Loan

Increase or Incremental Term Loan and the Borrower, provided that in no event shall the covenants, defaults and similar non-economic provisions applicable to any Incremental Term Loan, taken as a whole, (x) be materially more restrictive than the corresponding terms set forth in or made applicable to the Facility (except to the extent (1) only applicable after the Latest Maturity Date then in effect, (2) such covenants, defaults and similar non-economic provisions are incorporated into this Agreement and the other Loan Documents for the benefit of all existing Lenders (it being understood and agreed that the Borrower and the Administrative Agent may amend the Loan Documents to reflect such changes without the consent of any other person) or (3) consistent with the then-prevailing market convention, as determined in good faith by the Borrower) or (y) contravene any of the terms of the then existing Loan Documents; (vi) each Term Loan Increase shall be on the same terms and conditions (including pricing, maturity, amortization, payments and prepayments) as the Facility; (vii) each Incremental Increase shall constitute Obligations hereunder and, except as provided above with respect to any Incremental Term Loan that is junior in right of payment, prepayment, voting and/or security, shall be guaranteed and secured pursuant to the Guaranty and the Collateral Documents (including an Intercreditor Agreement) on a pari passu basis with the other Obligations hereunder; and (viii) the applicable documentation (including amendments to this Agreement and the other Loan Documents) with respect to any Term Loan Increase or Incremental Term Loan shall be reasonably satisfactory to the Administrative Agent, the applicable Lenders providing such Term Loan Increase or Incremental Term Loan and the Borrower.
(b)Process for Increase. Incremental Increases may be (but shall not be required to be) provided by any existing Lender, in each case on terms permitted in this Section 2.13, or by any other Person that qualifies as an Eligible Assignee (each such other Person, an “Additional Lender”) pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that the Administrative Agent shall have consented (in each case, such consent not to be unreasonably withheld, delayed or conditioned) to each proposed Additional Lender providing such Incremental Increase to the extent the Administrative Agent would be required to consent to an assignment to such Additional Lender pursuant to Section 11.06(b)(iii); provided further that the Borrower shall not be required to offer or accept commitments from existing Lenders for any Incremental Increase. No Lender shall have any obligation to increase its Commitment or Loans or participate in any Incremental Term Loan, as the case may be, and no consent of any Lender, other than the Lenders agreeing to provide any portion of an Incremental Increase, shall be required to effectuate such Incremental Increase.
(c)Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date of any Incremental Increase (the “Increase Effective Date”). The Administrative Agent shall promptly notify the Borrower, the Administrative Agent and the Lenders of the final allocation of such Incremental Increase and the Increase Effective Date.
(d)Conditions to Effectiveness of Increase.
(i)As a condition precedent to each Incremental Increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower and, if reasonably determined by the Administrative Agent to be necessary or desirable under applicable

Law with respect to the Guaranty of a Guarantor, of each such Guarantor, dated as of the Increase Effective Date, signed by a Responsible Officer of the applicable Borrower or Guarantor and (x) certifying and attaching the resolutions adopted by the applicable Borrower or Guarantor approving or consenting to such Incremental Increase (which, with respect to any such Loan Party, may, if applicable, be the resolutions entered into by such Loan Party in connection with the incurrence of the Obligations on the Restatement Effective Date) and (y) certifying that, before and after giving effect to such increase:
(A)the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements of Holdings and its Subsidiaries furnished pursuant to subsections (a) and (b), respectively, of Section 6.01; provided that in the case of any Incremental Term Loan or Term Loan Increase the proceeds of which are to be used to finance a Limited Condition Acquisition, the applicable representations and warranties may, if agreed to by the lenders providing such Incremental Term Loan or Term Loan Increase, be limited to (1) the specified representations (or such other formulation thereof as may be agreed by the lenders providing such Incremental Increase) and (2) customary acquisition agreement representations for limited condition acquisitions; provided further that in such a case, on the date of entering into the definitive documentation for such Limited Condition Acquisition (and as a condition to the requested Incremental Term Loan or Term Loan Increase), the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) as of such earlier date; and
(B)no Default shall exist and be continuing; provided that in the case of any Incremental Term Loan or Term Loan Increase the proceeds of which are to be used to finance a Limited Condition Acquisition, to the extent agreed by the lenders providing such Incremental Term Loan or Term Loan Increase, (x) on the date of entering into the definitive documentation for such Limited Condition Acquisition, no Default shall have occurred and be continuing or shall occur as a result thereof and (y) on the date of effectiveness of any such Incremental Term

Loan or Term Loan Increase and the making of any Loan thereunder, no Specified Default shall have occurred and be continuing or shall occur as a result thereof.
(ii)To the extent that any Incremental Increase shall take the form of a Term Loan Increase or an Incremental Term Loan, this Agreement may be amended to the extent necessary (without the need to obtain the consent of any Lender other than the Lenders providing such Incremental Term Loans or Term Loan Increase), in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to include such terms as are customary for a term loan commitment, including mandatory prepayments, assignments and voting provisions; provided that (i) if any terms taken as a whole are adverse to the material interests of the existing Lenders, as reasonably determined by the Administrative Agent, then that shall constitute a reasonable basis for the Administrative Agent not to be satisfied with such terms or amendment and (ii) no such terms or amendment shall contravene any of the terms of the then existing Loan Documents.
(iii)As a condition precedent to each Incremental Increase, all fees and expenses relating to each Incremental Increase, to the extent due and payable, shall have been paid in full.
(e)Conflicting Provisions. This Section shall supersede any provisions in Section 2.11 or 11.01 to the contrary.
II.14Refinancing Amendments.
(a)At any time after the Restatement Effective Date, the Borrower may, by written notice to the Administrative Agent, request the establishment of one or more additional classes of term loans under this Agreement or an increase to an existing class of term loans under this Agreement (“Refinancing Term Loans”) to refinance, renew, replace, defease or refund all or a portion of any class of Loans then outstanding; provided that:
(i)the net proceeds of such Refinancing Term Loans shall be applied, concurrently or substantially concurrently with the incurrence thereof, solely to the pro rata repayment of the outstanding class of Loans or other Refinancing Term Loans being so refinanced;
(ii)each class of Refinancing Term Loans shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof (or such other amount necessary to repay any class of outstanding Loans or Refinancing Term Loans in full);
(iii)such Refinancing Term Loans shall be in an aggregate principal amount not greater than the aggregate principal amount of Loans or other Refinancing Term Loans to be refinanced or replaced, plus any accrued interest, premium, fees and expenses related thereto (including any original issue discount or upfront fees);

(iv)the final maturity date of such Refinancing Term Loans shall be no earlier than the Maturity Date of the Loans or other Refinancing Term Loans being refinanced (or, in the case of any unsecured or second lien Refinancing Term Loans, no earlier than the date 91 days after the Maturity Date of the Loans or other the Refinancing Term Loans so being refinanced), and the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then remaining Weighted Average Life to Maturity of each class of Loans or Refinancing Term Loans being refinanced;
(v)the pricing, rate floors, discounts, fees and optional and mandatory prepayment or redemption provisions applicable to such Refinancing Term Loans shall be as agreed between the Borrower and each Person with a commitment for a Refinancing Term Loan (each, a “Refinancing Term Lender”) so long as, in the case of any mandatory prepayment or redemption provisions, such Refinancing Term Lenders do not participate on a greater than pro rata basis in any mandatory prepayments as compared to the Lenders;
(vi)the covenants, other terms and security documents applicable to such Refinancing Term Loans (excluding those terms described in the immediately preceding clause (v)), shall be (1) substantially identical to, or (taken as a whole) not materially less favorable to the Borrower than those applicable to the class of Loans being refinanced or replaced, except to the extent such covenants and other terms (x) apply solely to any period after the Maturity Date of the Loans existing at the time of such refinancing or replacement (or, in the case of any unsecured or second lien Refinancing Term Loans, after the date 91 days after the Maturity Date), (y) are incorporated into this Agreement and the other Loan Documents for the benefit of all existing Lenders (it being understood and agreed that the Borrower and the Administrative Agent may amend the Loan Documents to reflect such changes without the consent of any other person, or (z) are consistent with the then-prevailing market convention, as determined in good faith by the Borrower, or (2) otherwise reasonably satisfactory to the Administrative Agent;
(vii)no Restricted Subsidiary is a borrower or a guarantor with respect to such Refinancing Term Loans unless such Restricted Subsidiary is or becomes a Loan Party;
(viii)any Unrestricted Subsidiary shall be an “unrestricted subsidiary” under the terms of any Refinancing Term Loans;
(ix)no existing Lender shall be required to provide any Refinancing Term Loans;
(x)any secured Refinancing Term Loans (1) shall be subject to an Intercreditor Agreement or another intercreditor agreement reasonably acceptable to the Administrative Agent and (if applicable) the ABL Agent (including, as applicable, with respect to the ABL Facility) and other reasonably customary documentation on terms reasonably satisfactory to the Administrative Agent and (2) shall not be secured by any assets that do not also constitute Collateral for the Facility (and shall not be secured on a basis senior to that of the Liens in favor of the Secured Parties under the Loan Documents with respect to any Collateral, including any Collateral covered by an Intercreditor Agreement) and shall not have a more senior lien priority than the Facility being so refinanced;
(xi)both before and after any such incurrence, the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on such date of issuance or incurrence, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date; and
(xii)the documentation with respect to any Refinancing Term Loans will be reasonably satisfactory to the Borrower, the Administrative Agent and the institutions providing such Refinancing Term Loans.
(b)Each such notice shall specify (x) the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans be made, which shall be a date reasonably acceptable to the Administrative Agent and (y) in the case of Refinancing Term Loans, the identity of the Persons (each of which shall be a Person that would be an Eligible Assignee (for this purpose treating a Lender of Refinancing Term Loans as if it were an assignee)) whom the Borrower proposes would provide the Refinancing Term Loans and the portion of the Refinancing Term Loans to be provided by each such Person. On each Refinancing Effective Date, each Refinancing Term Lender shall make a Refinancing Term Loan to the Borrower in a principal amount equal to such Person’s commitment therefor.
(c)This Section 2.14 shall supersede any provisions in Section 2.11 or Section 11.01 to the contrary. The Refinancing Term Loans shall be documented by a Refinancing Amendment executed by the Persons providing the Refinancing Term Loans (and the other Persons specified in the definition of “Refinancing Amendment” but no other existing Lender), and the Refinancing Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of conditions consistent with the conditions in Section 4.01 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates substantially consistent with those delivered on the Restatement Effective Date (conformed as appropriate) or otherwise in form and substance reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Refinancing Term Loan is provided with the benefit of the applicable Loan Documents.

(d)Notwithstanding anything to the contrary contained in this Section 2.14 or elsewhere in this Agreement, the Borrower may elect to issue any notes or loans, in each case which will be pari passu or junior in right of payment and be secured by the Collateral on a pari passu or junior Lien basis (and if so secured, shall be subject to an Intercreditor Agreement or another intercreditor agreement reasonably acceptable to the Administrative Agent and, if applicable, the ABL Agent with respect to any such security in the Collateral, and in no event secured on a basis senior to the Obligations with respect to any such Collateral) or which will be unsecured, issued pursuant to one or more indentures, note purchase agreements or other agreements in lieu of Refinancing Term Loans to refinance, renew, replace, defease or refund all or a portion of any class of Loans then outstanding (“Refinancing Notes”); provided that such Refinancing Notes shall be consistent with the provisions and requirements set forth in subsection (a) above with respect to Refinancing Term Loans, including the use of the proceeds thereof to repay the Loans or other Refinancing Term Loans.
II.15Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01 and in the definition of “Required Lender.”
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
II.16Extension of Loans.
(a)Extension of Loans. The Borrower may at any time and from time to time request that all or a portion of the Loans of a given class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Loans (any such Loans which have been so amended, “Extended Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) (except as to interest rates, fees, amortization, final maturity date, AHYDO Payments, optional prepayments and redemptions, premium, required prepayment dates and participation in prepayments, which shall be determined by the Borrower and the Extending Lenders and set forth in the relevant Extension Request), be substantially identical to, or (taken as a whole) not materially more favorable (as reasonably determined by the Borrower) to the Extending Lenders than those applicable to the Existing Term Loan Tranche subject to such Extension Request (except to the extent (1) only applicable after the Latest Maturity Date then in effect (immediately prior to the establishment of such Extended Loans), (2) such covenants, defaults and similar non-economic provisions are incorporated into this Agreement and the other Loan Documents for the benefit of all existing

Lenders (it being understood and agreed that the Borrower and the Administrative Agent may amend the Loan Documents to reflect such changes without the consent of any other person), (3) such terms are consistent with the then-prevailing market convention, as determined in good faith by the Borrower, or (4) such terms are reasonably satisfactory to the Administrative Agent) including: (i) all or any of the scheduled amortization payments of principal of the Extended Loans may be delayed to later dates than the scheduled amortization payments of principal of the Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be classes of Loans hereunder (including Refinancing Term Loans and Extended Loans) which have more than five different Maturity Dates; (ii) the All-In Yield, pricing, optional redemptions and prepayments and AHYDO Payments with respect to the Extended Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield, pricing, optional redemptions and prepayments and AHYDO Payments for the Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that (1) apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Loans), (2) are incorporated into this Agreement and the other Loan Documents for the benefit of all existing Lenders (it being understood and agreed that the Borrower and the Administrative Agent may amend the Loan Documents to reflect such changes without the consent of any other person), (3) are consistent with the then-prevailing market convention, as determined in good faith by the Borrower, or (4) are reasonably satisfactory to the Administrative Agent; and (iv) Extended Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided, however, that (A) in no event shall the final maturity date of any Extended Loans of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Loans hereunder, (B) the Weighted Average Life to Maturity of any Extended Loans of a given Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (C) any such Extended Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Request. Any Extended Loans amended pursuant to any Extension Request shall be designated a series (each, a “Extension Series”) of Extended Loans for all purposes of this Agreement; provided that any Extended Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Term Loan Tranche. Each Extension Series of Extended Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $10,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.16(a)).
(b)Extension Request. The Borrower shall provide an Extension Request at least five Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond (or such shorter period as agreed by the Administrative Agent), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.16. Subject to Section 3.06, no Lender shall have any obligation to agree to have any of its Loans of any Existing Term Loan Tranche amended into Extended Loans pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Lender”) wishing to have all or a portion of its Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans under the Existing Term Loan Tranche which it has elected to request be amended into Extended Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Loans under the Existing Term Loan Tranche in respect of which applicable Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Loans requested to be extended pursuant to the Extension Request, Loans subject to Extension Elections shall be amended to Extended Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Loans included in each such Extension Election.
(c)Extension Amendment. Extended Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Loan thereunder, which shall be consistent with the provisions set forth in Section 2.16(a) or Error! Reference source not found. above (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Restatement Effective Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.05 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Loans thereunder in an amount equal to the aggregate principal amount of the Extended Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Loans required pursuant to Section 2.05), (iii) modify the prepayments set forth in Section 2.03 to reflect the existence of the Extended Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 11.01 (without the consent of the

Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.
(d)No conversion or extension of Loans or Commitments pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. This Section 2.16 shall supersede any provisions in Section 2.11 or 11.01 to the contrary.

Article III

TAXES, YIELD PROTECTION AND ILLEGALITY
III.01Taxes.  Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding.
(ii)If any Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) such applicable withholding agent shall withhold or make such deductions in accordance with such Laws, (B) such withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
Notwithstanding anything to the contrary contained in any other Loan Document, all fees described in Section 2.07 shall be governed by this Section 3.01.
(b)Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Tax Indemnifications.  Each of the Loan Parties shall jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)Each Lender shall severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes of such Lender attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)Status of Lenders; Tax Documentation.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent and at the time or times prescribed by applicable Law, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent or prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)executed original copies of IRS Form W-8BEN-E (or W-8BEN, as applicable), or applicable successor form, establishing an exemption from, or reduction of, U.S. federal withholding Tax;
(2)executed original copies of IRS Form W-8ECI, or applicable successor form;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and that no payment under any Loan Document is effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable), or applicable successor form; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner (or in each case an applicable successor form), as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of such direct and indirect partner(s);
(C)any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed original copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(e).
(f)Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This Section 3.01(f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
III.02Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Loan or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
III.03Inability to Determine Rates.
(a)    If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i)(A) above, “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)    Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 3.03(a)(i)(A), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under the first sentence of Section 3.03(a)(i), (ii) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
(c)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents:
(i)On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of U.S. dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(ii)(x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Administrative Agent that neither of the alternatives under clause (1) of the definition of “Benchmark Replacement” are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a

SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of “Benchmark Replacement” unless the Administrative Agent determines that neither of such alternative rates is available; and (y) on the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.
(iii)At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.
(iv)In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(v)The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(c).
(vi)At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including

Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
III.04Increased Costs; Reserves on Eurodollar Rate Loans.  Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
III.05Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
III.06Mitigation Obligations; Replacement of Lenders.  Designation of a Different Lending Office. Each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.
III.07Survival. All of the Loan Parties’ obligations under this Article III shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
Article IV

CONDITIONS PRECEDENT TO CLOSING AND FUNDING
IV.01Conditions to Closing and Funding. The obligation of each Lender to make its Loan hereunder on the Restatement Effective Date is subject to satisfaction or waiver of the following conditions precedent:
(a)The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)executed counterparts of (a) this Agreement, (b) a reaffirmation agreement relating to the Guaranty (the “Guaranty Reaffirmation”), (c) a reaffirmation agreement relating to the Security and Pledge Agreement and the other Collateral Documents (the “Security Reaffirmation”) and (d) a reaffirmation agreement relating to the Intercreditor Agreement (the “Intercreditor Reaffirmation”) properly executed by the Responsible Officer of each Loan Party and by the ABL Agent and in substantially the form of Exhibit I;
(ii)a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and each Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower or Guarantor is a party or is to be a party;
(iv)such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower and each Guarantor is duly organized or formed, and that the Borrower and each Guarantor is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;
(v)a customary opinion of Jones Day, as counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Restatement Effective Date;
(vi)a solvency certificate substantially in the form of Exhibit H signed by a financial officer of Holdings and the Borrower;
(vii)[reserved];
(viii)a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Section 4.01(c), 4.01(d) and 4.01(e) have been satisfied;
(ix)(A) audited consolidated balance sheets and related consolidated statements of income and cash flows of Holdings and its consolidated Subsidiaries for the fiscal year ended on or closest to December 31, 2020, and (B) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of Holdings and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2021;
(x)evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or lenders loss payee, as the case may be, under all property and general liability insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;
(b)The Collateral and Guarantee Requirement (other than in accordance with Section 6.17 and Schedule 6.17) shall have been satisfied and the Collateral shall be subject to no Liens other than Permitted Liens.
(c)Since December 31, 2020 there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.
(d)The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on the Restatement Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.
(e)No Default shall exist, or would result from such proposed Loan.
(f)The Borrower shall have received (and provided evidence thereof to the Administrative Agent) recent Debt Ratings from each of S&P and Moody’s.
(g)[Reserved].
(h)(i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Restatement Effective Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Restatement Effective Date shall have been paid.
(i)Unless waived by the Administrative Agent, all reasonable and documented out-of-pocket expenses required to be paid on or before the Restatement Effective Date shall have been paid (to the extent invoiced at least two (2) Business Days (or such shorter time as the Borrower may agree) prior to the Restatement Effective Date (provided that any such invoice shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
(j)The Administrative Agent and the Lenders shall have received, at least three Business Days prior to the Restatement Effective Date, (i) all documentation and other information about the Loan Parties as the Administrative Agent or the Lenders shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and (ii) to the extent that the Borrower qualifies as a “legal entity customer”, a Beneficial Ownership Certification, that in each case, shall have been reasonably requested by the

Administrative Agent or any Arrangers in writing at least 10 Business Days prior to the Restatement Effective Date.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.
Article V

REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:
V.01Existence, Qualification and Power. Each Loan Party and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such jurisdiction provides for the designation of entities organized or incorporated thereunder as existing in good standing), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
V.02Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except in each case referred to in clause (b) or (c), as could not reasonably be expected to have a Material Adverse Effect.
V.03Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including, as applicable, the priority thereof contemplated by the Collateral Documents), except (i) as have been made, obtained, given or taken, (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent for filing and/or recordation pursuant to the Collateral Documents, or (iii) the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
V.04Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar law affecting the enforcement of creditor’s rights generally.
V.05Financial Statements; No Material Adverse Effect.  The Audited Financial Statements (i) were prepared in all material respects in accordance with GAAP, except as noted therein, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Loan Parties as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)The unaudited consolidated balance sheet of Holdings and its Subsidiaries dated March 31, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in all material respects in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)Since the date of the balance sheet included in the Audited Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
V.06Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transactions, or

(b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
V.07No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
V.08Ownership of Property; Liens; Investments. Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, free and clear of all Liens, other than Permitted Liens.
V.09Environmental Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:
(a)The Loan Parties and their respective Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)None of the properties currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or, to the knowledge of the Loan Parties, any analogous foreign, state or local list or is adjacent to any such property; there are no and to the knowledge of the Loan Parties and their Restricted Subsidiaries never have been any treatment, recycling, storage or disposal of any hazardous waste requiring a permit under 40 C.F.R. Parts 264 and 265 or any state equivalent, or any solid waste landfill, waste pile, petroleum or hazardous waste, swamp, pit, pond, underground storage tank or surface impoundment on any property currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries; to the knowledge of the Loan Parties, there is no asbestos or asbestos-containing material on, at or in any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries except in compliance with Environmental Law; and Hazardous Materials have not been released on, at, under or from any property currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries.
(c)Neither any Loan Party nor any of its Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at, on, under, or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries have been disposed of.

(d)The Loan Parties and their respective Restricted Subsidiaries: (i) are in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are in compliance with all of their Environmental Permits.
V.10Insurance. The properties of the Holdings and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Holdings (other than in respect of any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings or the applicable Restricted Subsidiary operates.
V.11Taxes. Holdings and each of its Restricted Subsidiaries have timely filed all federal and other material tax returns and reports required to be filed by it, and have timely paid all federal and other material Taxes (whether or not shown on a tax return), including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except (x) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (y) as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither Holdings nor any Restricted Subsidiary has any knowledge of any proposed tax assessment against Holdings or any Restricted Subsidiary that shall have or is reasonably likely to have a Material Adverse Effect.
V.12ERISA Compliance. In relation to Plans and Multiemployer Plans subject to ERISA, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from Federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status. The Borrower has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Pension Plan.
(b)There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)(i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.
V.13Subsidiaries; Equity Interests; Loan Parties. As of the Restatement Effective Date, Holdings has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (in each case, to the extent such concept is applicable under applicable law) and are owned in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except (x) those created under the Collateral Documents, the ABL Documents or constituting Permitted Liens pursuant to any other Indebtedness permitted to be incurred hereunder that ranks and is permitted hereunder to rank pari passu with the Loans with respect to Collateral and (y) Permitted Liens arising by operation of Law. Set forth on Part (b) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Restatement Effective Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number.
V.14Margin Regulations; Investment Company Act.  Neither Holdings nor any of its Restricted Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)No Loan Party is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other applicable Law regarding its authority to incur Indebtedness.
V.15Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein, in light of the circumstances under which and at the time at which they were made, taken as a whole, not materially misleading. There is no fact or circumstance that any Loan Party has failed to disclose to the Administrative Agent in writing that could reasonably be expected to have a Material Adverse Effect.
V.16Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

V.17Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
V.18Intellectual Property; Licenses, Etc. Each Loan Party and each of its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which could reasonably be expected to have a Material Adverse Effect.
V.19Solvency. The Borrower is, together with its Subsidiaries on a consolidated basis, Solvent.
V.20Reserved.
V.21Reserved.
V.22Labor Matters. Except as described on Schedule 5.22, there are no collective bargaining agreements covering the employees of Holdings or any of its Restricted Subsidiaries as of the Restatement Effective Date, and there are no material grievances, disputes or controversies with any union or other organization of any of Holdings or any of its Restricted Subsidiaries’ employees, or, to any Loan Party’s knowledge, any asserted or threatened strikes or work stoppages.
V.23Ranking. Each Collateral Document has or will have the ranking in priority which it is expressed to have therein and, other than as permitted under or contemplated by the Loan Documents (including with respect to Permitted Liens), it is not subject to any prior ranking or pari passu ranking Lien.
V.24Reserved.
V.25OFAC. Neither Holdings, nor any of its Subsidiaries, nor, to the knowledge of Holdings and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction.
V.26Anti-Corruption Laws. None of the Loan Parties or any of their Subsidiaries nor, to the knowledge of any Loan Party, any director, officer, agent, employee or other person acting on behalf of such Loan Party or any of its Subsidiaries have taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any other applicable anticorruption law; and the Loan Parties and their Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith.
V.27Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
V.28Plan Assets. The Borrower represents and warrants as of the Restatement Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans.
Article VI

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Restricted Subsidiary to:
VI.01Financial Statements. Deliver to the Administrative Agent and each Lender:
(a)as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2021), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and certified by an independent certified public accountant of recognized standing reasonably acceptable to the Administrative Agent (it being understood that Ernst & Young LLP is acceptable to the Administrative Agent), which certification shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to an upcoming maturity date of Indebtedness that is scheduled to occur within one year from the time such audit is delivered);
(b)as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (commencing with the fiscal quarter ending June 30, 2021), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings as fairly presenting the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
VI.02Certificates; Other Information. Deliver to the Administrative Agent and each Lender:
(a)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Holdings (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (i) containing a listing of each Unrestricted Subsidiary designated as of the date thereof; (ii) stating that Holdings was in compliance with the Collateral and Guarantee Requirement and Section 6.12 as of such date; and (iii) stating that such officer has reviewed the terms of the Loan Documents and has made, or has caused to be made under his supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence of any Default or Event of Default that has occurred and is continuing at the end of such accounting period and that such officer does not have knowledge of the existence, as at the date of such certificate, of any Default or Event of Default that has occurred and is continuing, or, if he does have knowledge that a Default or an Event of Default exists, specifying the nature and period of existence thereof and what action Holdings or the Borrower has taken, is taking, or proposes to take with respect thereto;
(b)promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or other material reports submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the financial statements referred to in Section 6.01(a);
(c)promptly after the sending or filing thereof, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings files with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(d)promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law that could reasonably be expected to have a Material Adverse Effect; and
(e)promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Restricted Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b), Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on Holdings’ or the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Holdings’ or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Holdings and the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to Holdings or the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Holdings or the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and, upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings or the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material nonpublic information with respect to Holdings, the Borrower or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of Holdings and the Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings or the Borrower or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

VI.03Notices. Promptly notify the Administrative Agent and each Lender upon a Responsible Officer becoming aware:
(a)of the occurrence of any Default;
(b)of any event that has resulted or could reasonably be expected to result in a Material Adverse Effect; and
(c)of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(ii) and (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iii).
Each notice pursuant to Section 6.03 (other than Section 6.03(c)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
VI.4Payment of Obligations. (a) Pay and discharge as the same shall become due and payable (i) all Tax liabilities, assessments and governmental charges or levies imposed upon it or its properties or assets and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property and (b) timely file all tax returns required to be filed, except in each case (x) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (y) as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
VI.5Preservation of Existence, Etc. Except as otherwise permitted under Section 7.04 or 7.05, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
VI.6Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in reasonably good working order and condition, ordinary wear and tear, casualty and Dispositions permitted by this Agreement excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in the case of clauses (a) and (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
VI.7Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Holdings (other than in respect of any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business), insurance in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings or the Restricted Subsidiaries operates.
VI.8Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
VI.9Books and Records. Maintain adequate books of record and account, in which proper entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be.
VI.10Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties (subject to the rights of any tenants or occupants of such property), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than privileged correspondence with legal counsel), and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (with respect to independent public accountants, in the presence of representatives of the Loan Parties or otherwise with the consent of Holdings), all at such reasonable times during normal business hours and, subject to the limitation below, as often as may be reasonably desired, upon reasonable advance written notice to the Borrower; provided that, excluding any such visits and inspections when an Event of Default exists, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 6.10 (and representatives of any Lender may accompany the Administrative Agent on any such visit at their own expense) and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary in this Section 6.10, none of Holdings, the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.
VI.11Use of Proceeds. Use the proceeds of the Loans to (a) refinance the term loans outstanding under the Existing Credit Agreement; (b) refinance certain other outstanding

Indebtedness; (c) pay fees and expenses in connection with the Transactions; and (d) for working capital and for general corporate purposes (including Permitted Acquisitions) not in contravention of any Law or of any Loan Document.
VI.12Covenant to Guarantee Obligations and Give Security.
(a)If after the Restatement Effective Date any Material Domestic Subsidiary of Holdings (other than an Excluded Subsidiary) is formed or acquired (or ceases to constitute an Excluded Subsidiary) then in any such case, within fifteen days after such occurrence, notify the Administrative Agent thereof and, within sixty days after such occurrence (as such period may be extended by the Administrative Agent in its reasonable discretion), cause the Collateral and Guarantee Requirement to be satisfied (other than pursuant to clause (c) of the definition thereof in respect of Material Owned Real Property, which shall be subject to clause (b) below).
(b)If, after the Restatement Effective Date, (i) any material assets (including any owned real property constituting Material Owned Real Property) are acquired by the Borrower or any other Loan Party or are held by any Restricted Subsidiary on or after the time it becomes a Loan Party pursuant to this Section 6.12 or the Collateral and Guarantee Requirement (other than assets constituting Collateral under a Collateral Document that become subject to the Lien created by such Collateral Document upon acquisition thereof or constituting Excluded Assets or described in clause (b)(i)(B) of the definition of “Collateral and Guarantee Requirement”), or (ii) any commercial tort claim with a value in excess of $2,500,000 arises, then in any such case notify the Administrative Agent thereof within fifteen days of any such occurrence, and (upon request of the Administrative Agent for those assets and actions subject to such request pursuant to the Collateral and Guarantee Requirement) within sixty days after such occurrence or request (as such period may be extended by the Administrative Agent in its reasonable discretion) cause such assets to be subjected to a Lien securing the Obligations and take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions as required pursuant to the Collateral and Guarantee Requirement and/or the applicable Collateral Documents; provided that in the event any Material Owned Real Property is or is required to be mortgaged pursuant to this Section 6.12(b), the Borrower or other Loan Party, as applicable, shall not be required to comply with the Collateral and Guarantee Requirement and this Section 6.12 with respect to such Material Owned Real Property until a reasonable time following the acquisition thereof (or time the Person owning such real property becomes a Loan Party or the time such real property becomes Material Owned Real Property, as the case may be), and in no event shall compliance be required until the latest of (1) 90 days following such acquisition (or such Person becoming a Loan Party or such real property becoming Material Owned Real Property, as the case may be), (2) the Administrative Agent completing all required diligence related to flood insurance and flood zone status of such property, and (3) otherwise such longer time period as agreed to by the Administrative Agent in its reasonable discretion.
(c)If at any time the Borrower obtains knowledge that the Collateral and Guarantee Requirement has not been satisfied for any reason (including by reason of notice thereof by the Administrative Agent or any Lender) or has not been waived, then within fifteen days of receipt of such knowledge notify the Administrative Agent thereof and, within sixty days after such notice (or such longer time period as agreed to by the Administrative Agent in its reasonable discretion), cause the Collateral and Guarantee Requirement to be satisfied with respect thereto.
(d)Furnish (or cause to be furnished) to the Administrative Agent promptly (and in any event within five days prior or such other period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), or (ii) in the jurisdiction of organization or formation of any Loan Party or in the form of its organization.
(e)Promptly notify the Administrative Agent if any portion of the Collateral is damaged or destroyed, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
(f)In connection with any requirement to take actions set forth in this Section 6.12, the Administrative Agent may waive such requirement, or grant extensions of required time therefore, where, in its reasonable discretion, it determines that such action cannot be accomplished without undue effort or expense.
Notwithstanding anything to the contrary contained herein, if at any time any Domestic Subsidiary of Holdings becomes a borrower or guarantor under the ABL Documents and such Domestic Subsidiary is not already a Subsidiary Guarantor, such Domestic Subsidiary shall be required (i) to become a Subsidiary Guarantor hereunder in accordance with the terms of this Section 6.12 and (ii) to otherwise comply with all applicable terms of this Section 6.12, regardless of whether or not such Domestic Subsidiary would be required to do so; provided that, in no event shall a CFC Holdco or any direct or indirect Subsidiary of a Subsidiary that is a CFC be required to become a Subsidiary Guarantor.
VI.13Compliance with Environmental Laws. Except as could not reasonably be expected to result in a Material Adverse Effect, (a) comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any of properties owned, leased or operated by it to the extent required by all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
VI.14Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and reregister any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party, and cause each of its Restricted Subsidiaries to do so.
VI.15Anti-Corruption Laws. Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977 and any other applicable anti-corruption law. Holdings will maintain in effect policies and procedures designed to promote compliance by Holdings, its Subsidiaries, and their respective directors, officers, employees, and agents with the United States Foreign Corrupt Practices Act of 1977 and any other applicable anti-corruption laws.
VI.16Maintenance of Debt Ratings. Use commercially reasonable efforts to maintain Debt Ratings from both Moody’s and S&P.
Article VII

NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, neither Holdings nor the Borrower shall, nor shall it permit any Restricted Subsidiary to:
VII.01Liens. Create, or suffer to exist any Lien upon any of its property, assets or revenues, other than the following (collectively, the “Permitted Liens”):
(a)Liens pursuant to any Loan Document;
(b)Customary Permitted Liens;
(c)Liens existing on the date hereof and listed on Schedule 7.01 and any renewals, extensions, refunding or replacements thereof, provided that (i) no additional property is covered thereby and (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d);
(d)any Lien existing on any property or asset prior to the acquisition thereof by Holdings or any Restricted Subsidiary or on any property or asset of a Person prior to such Person becoming a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not apply to any other property or assets of Holdings or any Restricted Subsidiary (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person or such Person’s Subsidiaries), and (iii) the obligations secured by any such Lien, when combined with any Indebtedness secured by Liens under Section 7.01(j), do not exceed $50,000,000;
(e)Liens on Collateral securing obligations in respect of Refinancing Loans, Refinancing Notes and Extended Loans; provided that all such Liens to the extent not addressed in the Intercreditor Agreement, are subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent;
(f)Liens securing judgments, decrees or attachments for the payment of money not constituting an Event of Default under Section 8.01(h);
(g)Liens securing Indebtedness permitted under Section 7.02(i); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness and any replacements, additions and accessions thereto and any income or profits thereof and customary security deposits related thereto; provided further that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates;
(h)Liens on assets of a Non-Loan Party securing Indebtedness or other obligations of such Non-Loan Party otherwise permitted under Sections 7.02(f), (g) or (h); provided that no such Lien shall be granted on, or attach to, any asset that is or is required to be Collateral; and
(i)Liens securing Indebtedness incurred pursuant to Section 7.02(b) and other obligations in respect of bank products (including Cash Management Agreements) and Swap Contracts secured under the ABL Documents, which Liens in the case of Loan Parties are subject to the Intercreditor Agreement or an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;
(j)other Liens securing obligations outstanding in an aggregate amount not to exceed $50,000,000;
(k)Liens on inventory of Restricted Subsidiaries that are Foreign Subsidiaries securing Indebtedness permitted under Section 7.02(u);
(l)Liens securing obligations in respect of Indebtedness permitted by Section 7.02(w); and
(m)Liens on inventory and related assets securing obligations in respect of Indebtedness permitted by Section 7.02(z).
VII.02Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness under the Loan Documents;
(b)Indebtedness in respect of the ABL Facility in an aggregate principal amount at any time outstanding not to exceed $400,000,000; provided that, to the extent secured, the

Indebtedness described in this clause (b) shall at all times be subject to an Intercreditor Agreement;
(c)obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates;
(d)Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any extensions, renewals, refundings or replacements of such Indebtedness, provided that any such extension, renewal, refunding or replacement is in an aggregate principal amount not greater than the principal amount of (plus (i) unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses, (ii) reasonable original issue discount and upfront fees plus other fees and expenses reasonably incurred in connection with such extension, renewal, refunding or replacement, and (iii) an amount equal to any existing commitments unutilized under the indebtedness being extended, renewed, refunded or replaced), and taken as a whole is on terms not materially less favorable to Holdings or any Restricted Subsidiary, as applicable, than the terms of such Indebtedness so extended, renewed, refunded or replaced;
(e)Guarantees of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted to be incurred hereunder by the Borrower or such Restricted Subsidiary, including without limitation, Guarantees of Financing Agreements;
(f)Indebtedness of Non-Loan Parties owing to third-party creditors in an aggregate amount not to exceed the greater of (i) $75,000,000 and (ii) 4.0% of Consolidated Total Assets;
(g)intercompany Indebtedness owing by any Loan Party or any Restricted Subsidiary to any Loan Party or Restricted Subsidiary; provided that any such Indebtedness owing by a Loan Party to a Non-Loan Party shall be subordinated to the Obligations of such Loan Party under the Facility in a manner reasonably satisfactory to the Administrative Agent;
(h)Indebtedness of Foreign Subsidiaries under bi-lateral uncommitted lines of credit providing for short-term borrowings and overdrafts in an aggregate amount not to exceed $10,000,000 at any one time outstanding;
(i)Indebtedness in respect of Capitalized Leases, purchase money obligations and sale-leaseback transactions for fixed or capital assets within the limitations set forth in Section 7.01(g); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000,000;
(j)Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 7.03 so long as any such Indebtedness (i) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or the acquisition of such assets and (ii) none of Holdings, the Borrower nor any Restricted Subsidiary (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person or such Person’s Subsidiaries) shall have any liability or other obligation with respect to such; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000 at any time outstanding;
(k)other Indebtedness in an aggregate principal amount not to exceed $75,000,000 at any time outstanding;
(l)Refinancing Term Loans, Refinancing Notes and Extended Loans;
(m)Indebtedness for trade payables, wages and other accrued expenses incurred in the Ordinary Course of Business;
(n)Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials or supplies, to the extent that payment thereof is not required pursuant to Section 6.04;
(o)Indebtedness constituting Investments permitted by Section 7.03;
(p)Indebtedness with respect to customary warranties and indemnities made under (i) any agreements for asset sales permitted under Section 7.05, or (ii) Contractual Obligations of Holdings or any Restricted Subsidiary entered into in the Ordinary Course of its Business;
(q)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business;
(r)Indebtedness arising under a declaration of joint and several liability used for the purpose of section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code);
(s)unsecured Indebtedness arising from unsecured intercompany loans borrowed for the use in Holdings or any Subsidiary’s business and operations in the People’s Republic of China not to exceed, together with Investments permitted under Section 7.03(l), $12,000,000 in principal amount outstanding at any time;
(t)Indebtedness arising under any receivables factoring, discounting facility or receivables assignment facility by any Restricted Subsidiary that is a Foreign Subsidiary in an aggregate amount not to exceed $10,000,000 outstanding at any time;
(u)Indebtedness of Restricted Subsidiaries that are Foreign Subsidiaries with respect to Approved Floorplan and Factoring Facilities in an aggregate amount not to exceed $7,500,000 at any one time outstanding;
(v)Indebtedness incurred in the ordinary course of business in respect of Cash Management Agreements;

(w)(A) Permitted Pari Passu Notes, Permitted Pari Passu Loans or Permitted Junior Debt in an aggregate principal amount not to exceed, as of the date of incurrence thereof and after giving effect thereto, when taken together with any Incremental Increase pursuant to Section 2.13(a) and other incurrences of Permitted Pari Passu Notes, Permitted Pari Passu Loans and Permitted Junior Debt pursuant to this Section 7.02(w)(A) after the Restatement Effective Date, the Maximum Increase Amount (it being understood that the reclassification mechanics set forth in the definition of “Maximum Increase Amount” shall apply to amounts incurred pursuant to this Section 7.02(w)(A)), in each case, so long as no Event of Default then exists or would result therefrom (provided that with respect to any such Indebtedness incurred to finance a Limited Condition Acquisition, such requirement shall be limited to the absence of a Specified Default); and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to the foregoing subclause (A);
(x)Indebtedness of Holdings or its Restricted Subsidiaries; provided that after giving pro forma effect to the incurrence thereof, the Fixed Charge Coverage Ratio shall be at least 2.00:1.00; provided further, that the amount of Indebtedness which may be incurred pursuant to this clause (x) by Non-Loan Parties shall not exceed the greater of $35,000,000 and 1.5% of Consolidated Total Assets of Holdings and its Restricted Subsidiaries for the Measurement Period most recently ended at any time outstanding;
(y)Indebtedness in an aggregate amount not to exceed $10,000,000 that would otherwise constitute Maximal Forklift Purchase Price Obligations if it were not in excess of the amount set forth in the definition thereof;
(z)Indebtedness incurred by Loan Parties with respect to any JV Financing Facility in an aggregate amount not to exceed $15,000,000 at any one time outstanding; provided that if secured, such Indebtedness shall be secured by Liens encumbering only the inventory and related assets that are the subject of such JV Financing Facility;
(aa)in addition to Indebtedness permitted by clauses (a) through (z) above, other unsecured Indebtedness (but excluding intercompany loans) in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided that all such Indebtedness outstanding under this clause (aa) shall have a scheduled maturity at least six (6) months after the Latest Maturity Date.
Notwithstanding anything to the contrary contained in this Agreement, Indebtedness incurred in the form of the ABL Facility may only be incurred pursuant to Section 7.02(b).
VII.03Investments. Make or hold any Investments, except:
(a)Investments held by Holdings and its Restricted Subsidiaries in the form of cash and Cash Equivalents;
(b)advances to officers, directors and employees of Holdings and Restricted Subsidiaries in an aggregate amount not to exceed $1,500,000 at any time outstanding, for any lawful purpose including travel, entertainment, relocation, salary, commissions and analogous ordinary business purposes;
(c)Investments made by any Loan Party or any Restricted Subsidiary in any Loan Party or Restricted Subsidiary;
(d)Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss or otherwise in connection with the bankruptcy or reorganization of such account debtors or (ii) received in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;
(e)Guarantees permitted by Section 7.02;
(f)Investments existing on the date hereof and set forth on Schedule 7.03;
(g)Permitted Acquisitions;
(h)other Investments made after the Restatement Effective Date, the amount of which at any time outstanding shall not exceed the greater of (i) $100,000,000 and (ii) 5.5% of Consolidated Total Assets;
(i)other Investments by Holdings and its Restricted Subsidiaries so long as (i) in the case of any Acquisition, such Acquisition shall constitute a Permitted Acquisition, (ii) no Default or Event of Default has occurred and is continuing at the time of, or would result from, such Investment and (iii) after giving pro forma effect thereto (including any incurrence and/or repayment of Indebtedness in connection therewith), the Consolidated Total Net Leverage Ratio is less than or equal to 3.00 to 1.00 at the time of such Investment;
(j)other Investments in Unrestricted Subsidiaries, the amount of which at any time outstanding shall not exceed $100,000,000;
(k)Investments (i) in Equity Interests received as consideration in a sale or other Disposition of property pursuant to Section 7.05, subject to the limitation on the amount of non-cash consideration that may be received in connection with such sale as set forth therein and (ii) consisting of seller notes, Equity Interests or other similar Investments received as non-cash consideration in a Specified Disposition permitted by Section 7.05(k);
(l)Investments in the business and operations of Holdings and any Subsidiaries in the People’s Republic of China not to exceed, together with Indebtedness permitted under Section 7.02(s), $12,000,000;
(m)Investments to the extent made with the Available Amount, so long as no Default or Event of Default has occurred and is continuing at the time of, or would result from, such Investment; and

(n)the acquisition by Holdings or its Restricted Subsidiaries of the remaining 25% of the outstanding equity interests in Hyster-Yale Maximal Forklift (Zhejiang) Co., Ltd. that are not currently owned by Holdings and its Restricted Subsidiaries.
VII.04Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, consummate a Division as the dividing Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(a)any Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that (without limiting the preceding clause (i)) (A) when any Loan Party is merging with another Restricted Subsidiary, such Loan Party shall be the continuing or surviving Person and (B) when any wholly-owned Restricted Subsidiary is merged with any non-wholly owned Restricted Subsidiary, the wholly-owned Restricted Subsidiary shall be the continuing or surviving Person;
(b)any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or dissolution, by Division or otherwise) to the Borrower or to another Loan Party;
(c)any Restricted Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (upon voluntary liquidation or dissolution, by Division or otherwise) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;
(d)so long as no Default has occurred and is continuing or would result therefrom, each of Holdings and any of its Restricted Subsidiaries may merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such transaction to which the Borrower is a party, the Borrower is the surviving Person, (ii) in the case of any such transaction to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person (provided that in no event shall any other Loan Party merge or consolidate with Holdings) and (iii) in the case of any wholly-owned Restricted Subsidiary merging or consolidating with a Person that is not a wholly-owned Restricted Subsidiary, the wholly-owned Restricted Subsidiary shall be the surviving Person;
(e)any Restricted Subsidiary (other than the Borrower) may merge or consolidate with another Person or liquidate, consummate a Division as the dividing Person in order to effect a Disposition (whether in one transaction or in a series of transactions) or transfer all or substantially all of its assets to another Person to effect a Disposition permitted under Section 7.05 (other than Section 7.05(e)); and
(f)any merger subsidiary may merge into a target in connection with a Permitted Acquisition.
VII.05Dispositions. Make any Disposition, except:

(a)Dispositions of obsolete, damaged or worn out property or property that is no longer used or useful in the conduct of the business of Holdings and its Restricted Subsidiaries, whether now owned or hereafter acquired, in each case, in the ordinary course of business;
(b)Dispositions of inventory and other assets in the ordinary course of business;
(c)Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)Dispositions of property by any Loan Party or Restricted Subsidiary to any Loan Party or Restricted Subsidiary;
(e)Dispositions permitted by Section 7.04;
(f)termination of a lease of real or personal property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from a Loan Party’s default;
(g)Investments and Dispositions of Investments in cash and Cash Equivalents;
(h)(i) the sale of accounts receivable and related assets under any receivables factoring, discounting facility or receivables assignment facility by any Restricted Subsidiary that is a Foreign Subsidiary in an aggregate amount not to exceed $10,000,000 outstanding at any time and (ii) the sale of accounts receivable on a non-recourse basis arising from sales of inventory financed under any Approved Floorplan and Factoring Facility by any Restricted Subsidiary that is a Foreign Subsidiary;
(i)the sale of accounts receivable and related assets owing by a customer on a non-recourse basis as part of a supply chain finance program offered by such customer;
(j)Dispositions of property in connection with any sale-leaseback transaction not to exceed $80,000,000 (less any Indebtedness outstanding under Section 7.02(i)) in the aggregate during the term of this Agreement;
(k)Dispositions by Holdings and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) not less than 75% of the consideration paid by the buyer in connection with the Disposition of such asset shall be paid to Holdings or such Restricted Subsidiary in cash or Cash Equivalents; provided that, for purposes of this clause (ii), Deemed Non-Cash Consideration will be deemed to be cash, (iii) the consideration paid by the buyer in connection with the Disposition shall be the fair market value of such asset and (iv) any Disposition pursuant to this clause (k) is made in compliance with the mandatory prepayment provisions of Section 2.03(b) hereto; provided that subclauses (ii) and (iv) of this clause (k) shall not apply to any Specified Disposition;

(l)Dispositions of assets or Equity Interests in any Subsidiary that is engaged solely in retail operations so long as such Subsidiary is not a Material Domestic Subsidiary;
(m)Dispositions set forth on Schedule 7.05; and
(n)Dispositions of assets in any single or series of related transactions with a fair market value not to exceed $10,000,000 (measured at the time of such Disposition).
VII.06Restricted Payments. Declare or make any Restricted Payment, except that:
(a)(i) the Borrower may make Restricted Payments to Holdings and (ii) each Restricted Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)Holdings, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)Holdings, the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;
(d)Holdings may make Restricted Payments constituting regularly scheduled cash dividends so long as (i) no Default shall have occurred and be continuing or would result therefrom (which may, at the option of the Borrower, be determined on the date of declaration of such Restricted Payment) and (ii) the aggregate amount of such Restricted Payments paid or made in any fiscal year would not exceed $50,000,000;
(e)Holdings, the Borrower and each Restricted Subsidiary may make any other Restricted Payment so long as (i) no Default shall have occurred and be continuing or would result therefrom and (ii) after giving pro forma effect thereto for the most recently ended Measurement Period (including any incurrence and/or repayment of Indebtedness in connection therewith), the Consolidated Total Net Leverage Ratio does not exceed 2.50 to 1.00 at the time of such Restricted Payment; provided that, at the option of the Borrower, satisfaction of each of clauses (i) and (ii) may be determined on the date of declaration of such Restricted Payment; and
(f)Holdings may make Restricted Payments to the extent the same are made with the Available Amount, so long as at the time of, and after giving effect to such Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing or result therefrom.
VII.7Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings and its Restricted

Subsidiaries on the date hereof or any business or activities complementary, ancillary, incidental or related thereto, or a reasonable extension thereof.
VII.8Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business, other than (a) transactions expressly permitted by the Loan Documents, (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities, (c) transactions with Affiliates consummated prior to the Restatement Effective Date or (d) on fair and reasonable terms substantially as favorable to Holdings or such Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties and the Restricted Subsidiaries.
VII.9[Reserved].
VII.10Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
VII.11Amendments of Organization Documents. Amend any of its Organization Documents, except amendments, modifications or changes that would not reasonably be expected to be material and adverse to the interests of the Lenders.
VII.12Prepayments, Etc. of Subordinated Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated Indebtedness.
VII.13Amendment, Etc. of Subordinated Indebtedness. Amend, modify or change in any manner any term or condition of any subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder or would violate the subordination terms thereof.
VII.14Sanctions. Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arrangers, Administrative Agent, or otherwise) of Sanctions.
VII.15Anti-Corruption Laws. Directly or indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption law in other jurisdictions.

Article VIII

EVENTS OF DEFAULT AND REMEDIES
VIII.01Events of Default. Any of the following shall constitute an Event of Default:
(a)Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.05, 6.10, or Article VII; or
(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after a Responsible Officer has knowledge thereof or receives notice thereof from the Administrative Agent; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made by or on behalf of Holdings, the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made; or
(e)Cross-Default. (i) Any Loan Party or any Restricted Subsidiary thereof (A) fails to make any payment when due after any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such

Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that no such event under the ABL Facility shall constitute an Event of Default under this clause (e) (other than an event of default thereunder which constitutes an independent Event of Default under this Agreement without regard to the provisions of the ABL Facility) until the earlier to occur of (x) 30 days after such event of default, if such event of default is not cured or waived prior to the expiration of such 30 day period and (y) the acceleration of the Indebtedness and/or the termination of the commitments under the ABL Facility; or
(f)Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)Judgments. There is entered against any Loan Party or any Restricted Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or
(j)Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)Change of Control. There occurs any Change of Control; or
(l)Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected Lien with the priority required by the applicable Collateral Document and the Intercreditor Agreement on any material portion of the Collateral purported to be covered thereby; or
(m)Subordination. (i) The subordination provisions of the documents evidencing or governing any subordinated Indebtedness in excess of the Threshold Amount (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordinated Provisions, (B) that the Subordinated Provisions exist for the benefit of the Administrative Agent and the Lenders or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordinated Provisions.
VIII.02Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
VIII.03Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and obligations under Secured Cash Management Agreements and Secured Hedge Agreements) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements and all other Obligations then owing, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
Article IX

ADMINISTRATIVE AGENT
IX.01Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “Collateral Agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
IX.02Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
IX.03Exculpatory Provisions.
(a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution.
IX.04Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
IX.05Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
IX.06Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (absent an Event of Default then existing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or Disqualified

Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
IX.7Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
IX.8No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or any other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
IX.9Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 11.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the

Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 11.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
IX.10Collateral and Guaranty Matters. Without limiting the provision of Section 9.09, the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) if approved, authorized or ratified in writing in accordance with Section 11.01 or (iv) as provided in the Intercreditor Agreement;
(b)to release any Guarantor from its obligations under the Guaranty if such Person becomes an Unrestricted Subsidiary or Excluded Subsidiary as a result of a transaction permitted under the Loan Documents or ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents;
(c)to release Nuvera Fuel Cells, LLC from its obligations under the Guaranty if it becomes a non-wholly owned Restricted Subsidiary after the Restatement Effective Date as a result of a transaction permitted under the Loan Documents; and
(d)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(g).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the

Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
IX.11Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements).
IX.12Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
IX.13Recovery of Erroneous Payments.    Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.
Article X

CONTINUING GUARANTY
X.1Guaranty. Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, and whether arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). Without limiting the generality of the foregoing, the Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against Holdings or the Borrower under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Holdings under this Guaranty, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
X.2Rights of Lenders. Holdings consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings under this Guaranty or which, but for this provision, might operate as a discharge of Holdings.
X.3Certain Waivers. Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that Holdings’ obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting Holdings’ liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.
X.4Obligations Independent. The obligations of Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.
X.5Subrogation. Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facility are terminated. If any amounts are paid to Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.
X.6Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facility with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or Holdings is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Holdings under this paragraph shall survive termination of this Guaranty.
X.7Subordination. Holdings hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to Holdings as subrogee of the Secured Parties or resulting from Holdings’ performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Borrower to Holdings shall be enforced and performance received by Holdings as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of Holdings under this Guaranty.

X.8Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Holdings or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings immediately upon demand by the Secured Parties.
X.9Condition of Borrower. Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as Holdings requires, and that none of the Secured Parties has any duty, and Holdings is not relying on the Secured Parties at any time, to disclose to Holdings any information relating to the business, operations or financial condition of the Borrower or any other guarantor (Holdings waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).
X.10Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
Article XI

MISCELLANEOUS
XI.01Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 4.01 (other than Section 4.01(h)(i) or (i)) without the written consent of each Lender;

(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment (it being understood that the waiver or delay of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, and that any such waiver or delay shall require only the consent of the Required Lenders);
(d)reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(e)change Section 8.03 in any manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(g)release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(h)release all or substantially all of the value of the Guaranties, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or
(i)subordinate (x) the Liens securing any of the Loans on all or substantially all of the Collateral to the Liens securing any other Indebtedness (it being understood and agreed that the Liens securing the Loans may be junior in respect of the ABL Priority Collateral) or (y) any Loans in contractual right of payment to any other Indebtedness, in each case, without the written consent of each Lender directly and adversely affected thereby (other than a Defaulting Lender);
and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender Notwithstanding anything to the contrary herein, (x) no Lender consent is required to effect a Term Loan Increase or Refinancing Amendment (except as expressly provided in Section 2.13 or 2.14, as applicable), (y) in connection with an Extension Amendment, only the consent of the Lenders that will continue as a Lender in respect of the Extended Loans subject to such Extension Amendment as provided under Section 2.16 shall be required for such Extension Amendment, and (z) the Administrative Agent and the Borrower may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrower.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
XI.02Notices; Effectiveness; Electronic Communications.  Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to Holdings, the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet.
(d)Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
XI.03No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.11), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
XI.04Expenses; Indemnity; Damage Waiver.  Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, disbursements and other charges of one primary counsel for the Arrangers and the Administrative Agent, of one firm of special regulatory counsel retained by the Arrangers or the Administrative Agent in each applicable specialty, and of one firm of local counsel retained by the Arrangers or the Administrative Agent in each applicable jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of (A) one primary counsel for the Administrative Agent, the Arrangers and the Lenders (taken as a whole), (B) one local counsel in each relevant jurisdiction, (C) one special counsel in each relevant specialty and (D) in the case of any actual or perceived conflict of interest with respect to any of the counsel identified in clauses (A) through (C) above, one additional counsel to each group of affected Persons similarly situated, taken as a whole (which in the case of clause (B) shall allow for up to one additional counsel in each relevant jurisdiction)), in connection with the enforcement or protection of its rights (1) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (2) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee; provided that such legal expenses shall be limited to the reasonable fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction, to the extent reasonably necessary, one specialty counsel for each relevant specialty and one additional counsel to each group of affected Persons similarly situated if one or more conflicts of interest, or perceived conflicts of interest, arise), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from claims among Indemnitees not involving an act or omission by the Loan Parties or their Subsidiaries or Affiliates and other than any such losses, claims, costs, expenses, damages or liabilities against any Indemnitee solely in its capacity or in fulfilling its role as an agent, arranger, Administrative Agent, Arranger or similar role. Without limiting or expanding the provisions of Section 3.01, this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such subagent) or such Related Party, as the case may be, such Lender’s Applicable Percentage of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)Survival. The agreements in this Section and the indemnity provision of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
XI.05Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
XI.06Successors and Assigns.  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related

Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Specified Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a

Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to any Loan Party or any Loan Party’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 (subject to the requirements and limitations therein, including the requirements under

Section 3.01(e)) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to its interest), at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (subject to the requirements and limitations therein, including the requirements under Section 3.01(e)) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) shall be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, at the Borrower’s request and expense, use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Disqualified Institutions. No assignment or shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.
(ii)If any assignment is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) prepay such Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in 11.06(b) and (ii) such assignment does not conflict with applicable Laws.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.
XI.7Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee, or prospective assignee, in reliance on this clause (f) (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning Holdings or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
XI.8Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
XI.9Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
XI.10Counterparts; Integration; Effectiveness. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Loan Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Loan Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
XI.11Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
XI.12Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
XI.13Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Laws; and

(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
XI.14Governing Law; Jurisdiction; Etc. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(a)SUBMISSION TO JURISDICTION.    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(b)WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW
XI.15WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
XI.16No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan

Documents; and (iii) the Administrative Agent, the Arrangers the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
XI.17Reserved.
XI.18USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act and Beneficial Ownership Regulation. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.
XI.19Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
XI.20Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 11.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
XI.21ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
HYSTER-YALE GROUP, INC.
By: /s/ Suzanne S. Taylor
Name:    Suzanne S. Taylor
Title:    Senior Vice President, General
    Counsel and Secretary

HYSTER-YALE MATERIALS HANDLING, INC.
By: /s/ Suzanne S. Taylor
Name:    Suzanne S. Taylor
Title:    Senior Vice President, General
    Counsel and Secretary
Hyster-Yale Group, Inc.
Term Loan Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent
By: /s/ Gerund Diamond
Name:    Gerund Diamond
Title:    Vice President
Hyster-Yale Group, Inc.
Term Loan Credit Agreement

BANK OF AMERICA, N.A., as Additional Restatement Effective Date Lender
By: /s/ Mike Roane
Name:    Mike Roane
Title:    Director
Hyster-Yale Group, Inc.
Term Loan Credit Agreement

[Cashless roll signatures on file with Administrative Agent]